As filed with the Securities and Exchange Commission on March 23, 2006

Registration No. 333-130585

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2 TO

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

THE TRIZETTO GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0761159
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

567 San Nicholas Drive, Suite 360, Newport Beach, California, 92660

(949) 719-2200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey H. Margolis

Chief Executive Officer

The TriZetto Group, Inc.

567 San Nicholas Drive, Suite 360

Newport Beach, California, 92660

(949) 719-2200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

K.C. Schaaf, Esq.
Christopher D. Ivey, Esq.
Stradling Yocca Carlson & Rauth
660 Newport Center Drive, Suite 1600
Newport Beach, California 92660
(949) 725-4000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED MARCH 23, 2006

THE TRIZETTO GROUP, INC.

$100,000,000

2.75% Convertible Senior Notes due 2025 and

5,305,040 shares of Common Stock Issuable Upon Conversion of the Notes

We issued $100 million of the Notes in a private placement on October 5, 2005. This prospectus will be used by selling security holders to resell their Notes and the 5,305,040 shares of common stock issuable upon conversion of their Notes.

The Notes are convertible at a conversion price of $18.85 per share, which is equal to a conversion rate of approximately 53.0504 shares per each $1,000 principal amount of Notes, subject to adjustment as described in this prospectus. In addition, at certain times and under certain circumstances, we may redeem the Notes at our election or at the election of the holders of the Notes. You can find a more extensive description of the Notes beginning on page 25.

The Notes bear interest at a rate of 2.75% per annum. We will pay interest on the Notes on April 1 and October 1 of each year, beginning on April 1, 2006. The Notes will mature on October 1, 2025.

The Notes issued in the private placement are eligible for trading in The PORTALSM Market of the National Association of Securities Dealers, Inc. The Notes sold using this prospectus, however, will no longer be eligible for trading in The PORTALSM Market. We do not intend to list the Notes on any other national securities exchange or automated quoting system.

Our common stock is traded on the Nasdaq National Market under the symbol “TZIX.” On March 23, 2006, the last reported sale price for our common stock on the Nasdaq National Market was $16.57 per share.

Investing in the Notes and our common stock issuable upon conversion of the Notes involves certain risks. See “ Risk Factors” beginning on page 8 to read about the risks you should consider carefully before purchasing these securities.

The information in this prospectus is not complete and may be changed. These securities may not be resold until the registration statement containing this prospectus, which has been filed with the Securities and Exchange Commission, is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved the Notes or the common stock issuable upon conversion of the Notes or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2006

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. Offers to sell, and offers to buy, the Notes or the shares of common stock issuable upon conversion of the Notes are valid only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as to the date of this prospectus, regardless of the time of delivery of the prospectus or of any sale of the Notes or the common stock issuable upon conversion of the Notes.

SUMMARY

Our Business

The TriZetto Group, Inc. is distinctly focused on accelerating the ability of healthcare payers to lead the industry’s transformation by providing premier information technology solutions that enhance our customer’s revenue growth, increase their administrative efficiency and improve the cost and quality of care for their members. The company’s broad array of payer-focused information technology offerings include enterprise and component software, hosting and business process outsourcing services, and consulting. We combine these products and services into solutions for the healthcare payer market, which is comprised primarily of national and regional health insurance plans and benefits administrators that provide transaction services to self-insured employer groups. In 2005, the health insurance plans market represented 88% of our total revenue and the benefit administration market represented 12% of total revenue. As of December 31, 2005, we were no longer providing services to physician group customers. As of December 31, 2005, we served 357 customers. For the year ended December 31, 2004, we generated approximately $274.6 million in revenue, $159.0 million of which was derived from recurring revenue, and net income of approximately $8.5 million, or $0.18 per share on a diluted basis. For the year ended December 31, 2005, we generated approximately $292.2 million in revenue, $160.1 million of which was derived from recurring revenue, and net income of approximately $22.0 million, or $0.48 per share on a diluted basis.

Our business areas are the following:

Enterprise and Component Software. In 2005, we derived approximately 44% of our total revenue from proprietary software license and maintenance fees. We offer enterprise software on a licensed basis to healthcare payers and benefits administrators. The Facets®, Facts™ and QicLink™ applications are leading systems in their respective markets for providing advanced solutions that create operational efficiencies and reduce costs. In 2004, we introduced our CareAdvance suite of solutions, which automates all aspects of care management. Our HealthWeb® modules allow customers to conduct electronic commerce over the Internet. Our NetworX™ suite of products allows electronic claims re-pricing across multiple provider networks for health plans and PPOs, as well as automated contract modeling. Our ClaimsExchange™ product allows for the electronic exchange of information between health plans and preferred provider organizations (“PPOs”).

In 2004, we successfully launched Facets Extended Enterprise™ (or Facets e2™) into the marketplace. Facets e2™ is a major expansion of our flagship Facets® software for health plans, providing significant new business and technology enhancements aimed at helping health plans meet emerging market demands, including customer driven market requirements, integrated e-business functionality, regulatory compliance, and advanced open architecture and web services technologies. During 2005, we released our QicLink Extended Enterprise™ product for the benefits administration market, which is designed to address consumer market requirements and integration e-business and provide an updated user interface for improved usability.

Outsourced Business Services. In 2005, we derived approximately 27% of our revenue from outsourced business services. Our outsourced business services fall into three categories: software hosting and management, business process outsourcing, and information technology (“IT”) outsourcing. Software hosting includes integrating, hosting, monitoring and managing our proprietary software applications and other software applications from third party vendors. We deliver software on a cost-predictable subscription basis, through multi-year contracts that include guaranteed service levels. Our hosted solutions free customers from capital investment in IT, the operating costs associated with owning software and hardware, and the cost of managing their information infrastructure. Other advantages include rapid deployment, reliability, scalability, lower implementation risk and preservation of legacy systems.

To complement our software hosting services, we also provide health plans and benefits administrators with transaction processing services for typical back office functions, including claims, billing and enrollment. Customers typically outsource to us for the following reasons: to improve or maintain service, for more predictable costs, to take advantage of our larger scale, to reduce risk through our performance guarantees, to gain access to our technical and healthcare business expertise, and to become HIPAA compliant.

Our full range of IT outsourcing services free clients from the responsibility of managing their technology infrastructure and staff. Our IT outsourcing services include: managing IT staff, processes and technology; desktop support and service, telecommunications, basic systems security and help desk operations; managing and operating technology infrastructure; and managing, operating and supporting software applications.

Professional Services. In 2005, we derived approximately 28% of our total revenue from professional services, primarily consisting of services associated with implementing our proprietary software, software hosting and other outsourcing contracts. As of December 31, 2005, we employed approximately 206 professional services personnel.

Corporate Information

Our company was formed in May 1997 with the merger of System One, a provider of online electronic-funds transfer technology, and Margolis Health Enterprises, a provider of technology consulting to healthcare organizations. We completed our initial public offering in October 1999 and since that time, we have completed eight acquisitions: Novalis Corporation, Finserv Health Care Systems, Inc., Healthcare Media Enterprises, Inc., Erisco Managed Care Technologies, Inc. (“Erisco”), Resource Information Management Systems, Inc. (“RIMS”), Infotrust Company, Diogenes, Inc. and CareKey, Inc.

Our executive offices are located at 567 San Nicolas Drive, Suite 360, Newport Beach, CA 92660. Our telephone number is (949) 719-2200. Our web site address is www.trizetto.com. Information contained in our web site is not incorporated into this prospectus.

SUMMARY OF THE NOTES

Notes	$100,000,000 aggregate principal amount of 2.75% Convertible Senior Notes due October 1, 2025.

Maturity	The Notes will mature on October 1, 2025, unless earlier redeemed, repurchased or converted.

Interest payment dates	We will pay 2.75% interest per annum on the principal amount of the Notes, payable semi-annually in arrears on April 1 and October 1 of each year, starting on April 1, 2006, to holders of record at the close of business on the preceding March 15 and September 15, respectively. Interest will accrue on the Notes from and including October 5, 2005 or from and including the last date in respect of which interest has been paid or provided for, as the case may be, to, but excluding, the next interest payment date or maturity date, as the case may be.

Ranking	The Notes will be our senior unsecured obligations and will rank equally with all of our existing and future senior unsecured indebtedness. The Notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the security therefor. As of December 31, 2005, we had approximately $5,200,000 of secured indebtedness, which consisted of outstanding letters of credit, capital lease obligations and other secured indebtedness. The Notes will not be guaranteed by any of our subsidiaries and, accordingly, the Notes are effectively subordinated to the indebtedness and other liabilities of our subsidiaries, including trade creditors. As of December 31, 2005, excluding intercompany liabilities, our subsidiaries had approximately $3,100,000 of indebtedness.

Conversion rights	The Notes will be convertible into cash, shares of our common stock or a combination of cash and shares of our common stock based on an initial conversion rate, subject to adjustment, of 53.0504 shares per $1,000 principal amount of Notes (which represents an initial conversion price of $18.85 per share), only in the following circumstances and to the following extent:

•      prior to October 1, 2020, during any fiscal quarter after the fiscal quarter ending December 31, 2005, if the closing sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter exceeds 120% of the conversion price in effect on the last trading day of the immediately preceding fiscal quarter;

•      prior to October 1, 2020, during the five business day period after any five consecutive trading day period (the “Note measurement period”) in which the average trading price per $1,000 principal amount of Notes was equal to or less than 97% of the average conversion value of the Notes during the Note measurement period;

• upon the occurrence of specified corporate transactions; • if we call the Notes for redemption; or • any time on or after October 1, 2020.

Upon conversion, we will have the right to deliver, in lieu of shares of common stock, cash or a combination of cash and shares of common stock. If we elect to pay cash for shares otherwise issuable upon conversion of the Notes, you may retract your notice of conversion within two business days after notice of the cash election (the “conversion notice retraction period”). If you do not retract your notice of conversion and we elect to pay all cash upon conversion, we will deliver to you for each $1,000 principal amount of Notes to be converted an amount in cash equal to the product of:

•      the conversion rate then in effect; and

•      the average closing sale price per share of our common stock for the 10 consecutive trading days beginning on the first trading day immediately following the last day of the conversion notice retraction period.

If certain fundamental changes occur before October 5, 2010, the conversion rate may increase, or under certain circumstances, we may elect to change our conversion obligations to provide for conversion of the Notes into the acquiring company’s common stock.

In certain other circumstances the conversion rate will be subject to adjustment.

Redemption of Notes at our option	On or after October 5, 2010, we may from time to time at our option redeem the Notes, in whole or in part, at a redemption price in cash equal to 100% of the principal amount of the Notes we redeem, plus any accrued and unpaid interest to, but excluding, the redemption date.

Purchase of Notes by us at the option of the holder	On each of October 1, 2010, 2015 and 2020, holders may require us to purchase all or a portion of their Notes at a purchase price in cash equal to 100% of the principal amount of the Notes to be purchased, plus any accrued and unpaid interest to, but excluding, the purchase date.

Right of holder to require us to repurchase Notes if a fundamental change occurs	If a fundamental change, as described in the prospectus and the indenture occurs, holders may require us to repurchase all or a portion of their Notes for cash at a fundamental change repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

Events of default	If an event of default on the Notes has occurred and is continuing, the principal amount of the Notes plus any premium and accrued and unpaid interest may become immediately due and payable. These amounts automatically become due and payable upon certain events of default relating to the bankruptcy of us or our significant subsidiaries.

Registration rights	Pursuant to a registration rights agreement with the initial purchasers, we have filed a shelf registration statement, of which this prospectus is a part, with the SEC with respect to the Notes and our common stock issuable upon conversion of the Notes.

Use of proceeds	We will not receive any of the proceeds of the resale of the Notes by the selling securityholders or the common stock into which the Notes may be converted.

R ISK FACTORS

Our business faces significant risks. The risks described below may not be the only risks we face. If any of the events or circumstances described in the following risks actually occur, our business, results of operations or financial condition could suffer, and the trading price of our common stock could decline which could also affect the value of the Notes.

Risks Related to Our Business

We have a history of operating losses and cannot predict if we will be able to sustain our positive net income.

We have generated net losses in 19 of our past 28 quarters (through December 31, 2005). We may not be able to sustain our current level of revenue or increase our revenue in the future. We currently derive our revenue primarily from providing hosted solutions, software licensing and maintenance, and other services such as consulting. We depend on the continued demand for healthcare information technology and related services. We plan to continue investing in administrative infrastructure, research and development, sales and marketing, and acquisitions. If we are not able to sustain our current levels of revenue or maintain our profitability, our operations may be adversely affected.

Revenue from a limited number of customers comprises a significant portion of our total revenue, and if these customers terminate or modify existing contracts or experience business difficulties, it could adversely affect our earnings.

As of December 31, 2005, we were providing services to 357 unique customers. Two of our customers, The Regence Group and United Healthcare, Inc., represented an aggregate of approximately 26% of our total revenue in 2005 and the same two customers each generated 10% or more of our consolidated revenues in 2005. No single customer accounted for more than 10% of our accounts receivable and consolidated revenues in 2004 and 2003.

Although we typically enter into multi-year customer agreements, a majority of our outsourcing customers are able to reduce or cancel their use of our services before the end of the contract term, subject to monetary penalties. We also provide services to some hosted customers without long-term contracts. In addition, many of our contracts are structured so that we generate revenue based on units of volume, which include the number of members, number of workstations or number of users. If our customers experience business difficulties and the units of volume decline or if a customer ceases operations for any reason, we will generate less revenue under these contracts and our operating results may be materially and adversely impacted.

Our operating expenses are relatively fixed and cannot be reduced on short notice to compensate for unanticipated contract cancellations or reductions. As a result, any termination, significant reduction or modification of our business relationships with any of our significant customers could have a material adverse effect on our business, financial condition, operating results and cash flows.

Our business is changing rapidly, which could cause our quarterly operating results to vary and our stock price to fluctuate.

Our quarterly operating results have varied in the past, and we expect that they will continue to vary in future periods. Our quarterly operating results can vary significantly based on a number of factors, such as:

•	our mix of non-recurring and recurring revenue;

•	our ability to add new customers and renew existing accounts;

•	selling additional products and services to existing customers;

•	long and unpredictable sales cycles;

•	meeting project milestones and customer expectations;

•	seasonality in information technology purchases;

•	the timing of new customer sales; and

•	general economic conditions.

Variations in our quarterly operating results could cause us to not meet the earnings estimates of securities analysts or the expectations of our investors, which could affect the market price of our common stock in a manner that may be unrelated to our long-term operating performance.

We base our expense levels in part upon our expectations concerning future revenue, and these expense levels are relatively fixed in the short-term. If we do not achieve our expected revenue targets, we may not be able to reduce our short-term spending in response. Any shortfall in revenue would have a direct impact on our results of operations.

The intensifying competition we face from both established entities and new entries in the market may adversely affect our revenue and profitability.

The market for our technology and services is highly competitive and rapidly changing and requires potentially expensive technological advances. Many of our competitors and potential competitors have significantly greater financial, technical, product development, marketing and other resources, and greater market recognition than we have. Many of our competitors also have, or may develop or acquire, substantial installed customer bases in the healthcare industry. As a result, our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion, and sale of their applications or services than we can devote.

Our competitors can be categorized as follows:

•	information technology and outsourcing companies, such as Perot Systems Corporation, IBM, Affiliated Computer Services, Computer Sciences Corporation, and Electronic Data Systems Corporation;

•	healthcare information software vendors, such as Quality Care Solutions, Inc. and Amisys Synertech Inc.;

•	healthcare information technology consulting firms, such as First Consulting Group, Inc., Superior Consultant Holdings Corporation and the consulting divisions or former affiliates of the major accounting firms, such as Deloitte Consulting and Accenture;

•	healthcare e-commerce and portal companies, such as Emdeon Corporation (formerly WebMD Corporation), NaviMedix and HealthTrio; and

•	enterprise application integration vendors such as Vitria, SeeBeyond, TIBCO, Fuego and M2.

In addition, some of our third party software vendors may compete with us from time to time by offering their software on a licensed or hosted basis. Further, other entities that do not presently compete with us may do so in the future, including major software information systems companies, financial services entities, or health plans.

We believe our ability to compete will depend in part upon our ability to:

•	maintain and continue to develop partnerships with vendors;

•	enhance our current technology and services;

•	respond effectively to technological changes;

•	introduce new technologies; and

•	meet the increasingly sophisticated needs of our customers.

Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could have a material adverse effect on our results of operations. In addition, pricing, gross margin, and market share could be negatively impacted further as a greater number of available products in the marketplace increases the likelihood that product and service offerings in our markets become more fungible and price sensitive.

Our sales cycles are long and unpredictable.

We have experienced long and unpredictable sales cycles, particularly for contracts with large customers, or customers purchasing multiple products and services. Enterprise software typically requires significant capital expenditures by customers, and the decision to outsource IT-related services is complicated and time-consuming. Major purchases by large payer organizations typically range from 9 to 12 months or more from initial contact to contract execution. The prospects currently in our pipeline may not sign contracts within a reasonable period of time or at all.

In addition, our implementation cycle has ranged from 12 to 24 months or longer from contract execution to completion of implementation. During the sales cycle and the implementation cycle, we will expend substantial time, effort, and financial resources preparing contract proposals, negotiating the contract, and implementing the solution. We may not realize any revenue to offset these expenditures, and, if we do, accounting principles may not allow us to recognize the revenue during corresponding periods, which could harm our future operating results. Additionally, any decision by our customers to delay implementation may adversely affect our revenues.

Consolidation of healthcare payer organizations and benefits administrators could decrease the number of our existing and potential customers.

There has been and continues to be acquisition and consolidation activity among healthcare payers and benefits administrators. Mergers or consolidations of payer organizations or payer organizations in the future could decrease the number of our existing and potential customers. The acquisition of a customer could reduce our revenue and have a negative impact on our results of operations and financial condition. A smaller overall market for our products and services could result in lower revenue and margins. In addition, healthcare payer organizations are increasing their focus on consumer directed healthcare, in which consumers interact directly with health plans through administrative services provided by health plans to employer groups. These services compete with the services provided by benefits administrators and could result in additional consolidation in the benefits administration market.

Some of our significant customers may develop their own software solutions, which could decrease the demand for our products.

Some of our customers in the healthcare payer industry have, or may seek to acquire, the financial and technological resources necessary to develop software solutions to perform the functions currently serviced by our products and services. Additionally, consolidation in the healthcare payer industry could result in additional organizations having the resources necessary to develop similar software solutions. If these organizations successfully develop and utilize their own software solutions, they may discontinue their use of our products or services, which could materially and adversely affect our results of operations.

We depend on our software application vendor relationships, and if our software application vendors terminate or modify existing contracts or experience business difficulties, or if we are unable to establish new relationships with additional software application vendors, it could harm our business.

We depend, and will continue to depend, on our licensing and business relationships with third-party software application vendors. Our success depends significantly on our ability to maintain our existing relationships with our vendors and to build new relationships with other vendors in order to enhance our services and application offerings and remain competitive. Although most of our licensing agreements are perpetual or automatically renewable, they are subject to termination in the event that we materially breach such agreements. We may not be able to maintain relationships with our vendors or establish relationships with new vendors. The software, products or services of our third-party vendors may not achieve or maintain market acceptance or commercial success. Accordingly, our existing relationships may not result in sustained business partnerships, successful product or service offerings or the generation of significant revenue for us.

Our arrangements with third-party software application vendors are not exclusive. These third-party vendors may not regard our relationships with them as important to their own respective businesses and operations. They may reassess their commitment to us at any time and may choose to develop or enhance their own competing distribution channels and product support services. If we do not maintain our existing relationships or if the economic terms of our business relationships change, we may not be able to license and offer these services and products on commercially reasonable terms or at all. Our inability to obtain any of these licenses could delay service development or timely introduction of new services and divert our resources. Any such delays could materially adversely affect our business, financial condition, operating results and cash flows.

Our licenses for the use of third-party software applications are essential to the technology solutions we provide for our customers. Loss of any one of our major vendor agreements may have a material adverse effect on our business, financial condition, operating results and cash flows.

We rely on third-party software vendors for components of our software products.

Our software products contain components developed and maintained by third-party software vendors, and we expect that we may have to incorporate software from third-party vendors in our future products. We may not be able to replace the functions provided by the third-party software currently offered with our products if that software becomes obsolete, defective, or incompatible with future versions of our products or is not adequately maintained or updated. Any significant interruption in the availability of these third-party software products or defects in these products could harm the sale of our products unless and until we can secure or develop an alternative source. Although we believe there are adequate alternate sources for the technology currently licensed to us, such alternate sources may not be available to us in a timely manner, may not provide us with the same functions as currently provided to us or may be more expensive than products we currently use.

We have sustained rapid growth, and our inability to manage this growth could harm our business.

We have rapidly and significantly expanded our operations since inception and expect to continue to do so. This growth has placed, and is expected to continue to place, a significant strain on our managerial, operational, and financial resources, and information systems. If we are unable to manage our growth effectively, it could have a material adverse effect on our business, financial condition, operating results, and cash flows.

Our acquisition strategy may disrupt our business and require additional financing.

Since inception, we have made eight acquisitions. A significant portion of our historical growth has occurred through acquisitions and we may continue to seek strategic acquisitions as part of our growth strategy. We compete with other companies to acquire businesses, making it difficult to acquire suitable companies on favorable terms or at all. Acquisitions may require significant capital, typically entail many risks, and can result in difficulties integrating operations, personnel, technologies, products and information systems of acquired businesses.

We may be unable to successfully integrate companies that we have acquired or may acquire in the future in a timely manner. If we are unable to successfully integrate acquired businesses, we may incur substantial costs and delays or other operational, technical or financial problems. In addition, the integration of our acquisitions may divert our management’s attention from our existing business, which could damage our relationships with our key customers and employees.

To finance future acquisitions, we may issue equity securities that could be dilutive to our stockholders. We may also incur debt and additional amortization expenses related to goodwill and other intangible assets as a result of acquisitions. The interest expense related to this debt and additional amortization expense may significantly reduce our profitability and have a material adverse effect on our business, financial condition, operating results and cash flows. Acquisitions may also result in large one-time charges as well as goodwill and intangible assets impairment charges in the future that could negatively impact our operating results.

Our need for additional financing is uncertain as is our ability to raise capital if required.

If we are not able to sustain our positive net income, we may need additional financing to fund operations or growth. We may not be able to raise additional funds through public or private financings, at any particular point in the future or on favorable terms. Future financings could adversely affect the value of our common stock and debt securities.

Our business will suffer if our software products contain errors.

The proprietary and third party software products we offer are inherently complex. Despite our testing and quality control procedures, errors may be found in current versions, new versions or enhancements of our products. Significant technical challenges also arise with our products because our customers purchase and deploy those products across a variety of computer platforms and integrate them with a number of third-party software applications and databases. If new or existing customers have difficulty deploying our products or require significant amounts of customer support, our costs would increase. Moreover, we could face possible claims and higher development costs if our software contains undetected errors or if we fail to meet our customers’ expectations. As a result of the foregoing, we could experience:

•	loss of or delay in revenue and loss of market share;

•	loss of customers;

•	damage to our reputation;

•	failure to achieve market acceptance;

•	diversion of development resources;

•	increased service and warranty costs;

•	legal actions by customers against us which could, whether or not successful, increase costs and distract our management; and

•	increased insurance costs.

We could lose customers and revenue if we fail to meet the performance standards and other obligations in our contracts.

Many of our service agreements contain performance standards. If we fail to meet these standards or breach other material obligations under our agreements, our customers could terminate their agreements with us or require that we refund part or all of the fees charged under those agreements. The termination of any of our material services agreements and/or any associated refunds could have a material adverse effect on our business, financial condition, operating results and cash flows.

If our ability to expand our network and computing infrastructure is constrained in any way, we could lose customers and damage our operating results.

We must continue to expand and adapt our network and technology infrastructure to accommodate additional users, increased transaction volumes and changing customer requirements. We may not be able to accurately project the rate or timing of increases, if any, in the use of our hosted solutions or be able to expand and upgrade our systems and infrastructure to accommodate such increases. We may be unable to expand or adapt our network infrastructure to meet additional demand or our customers’ changing needs on a timely basis, at a commercially reasonable cost or at all. Our current information systems, procedures and controls may not continue to support our operations while maintaining acceptable overall performance and may hinder our ability to exploit the market for healthcare applications and services. Service lapses could cause our users to switch to the services of our competitors.

Performance or security problems with our systems could damage our business.

Our customers’ satisfaction and our business could be harmed if we, or our customers experience any system delays, failures, or loss of data.

Although we devote substantial resources to avoid performance problems, errors may occur. Errors in the processing of customer data may result in loss of data, inaccurate information, and delays. Such errors could cause us to lose customers and be liable for damages. We currently process substantially all of our customers’ transactions and data at our data centers in Colorado. Although we have safeguards for emergencies and we have contracted backup processing for our customers’ critical functions, the occurrence of a major catastrophic event or other system failure at any of our facilities could interrupt data processing or result in the loss of stored data. In addition, we depend on the efficient operation of telecommunication providers that have had periodic operational problems or experienced outages.

A material security breach could damage our reputation or result in liability to us. We retain confidential customer and patient information in our data centers. Therefore, it is critical that our facilities and infrastructure remain secure and that our facilities and infrastructure are perceived by the marketplace to be secure. Despite the implementation of security measures, our infrastructure may be vulnerable to physical break-ins, computer viruses, programming errors, attacks by third parties, or similar disruptive problems.

Our services agreements generally contain limitations on liability, and we maintain insurance with coverage limits of $25 million for general liability and $15 million for professional liability to protect against claims associated with the use of our products and services. However, the contractual provisions and insurance coverage may not provide adequate coverage against all possible claims that may be asserted. In addition, appropriate insurance may be unavailable in the future at commercially reasonable rates. A successful claim in excess of our insurance coverage could have a material adverse effect on our business, financial condition, operating results, and cash flows. Even unsuccessful claims could result in litigation or arbitration costs and may divert management’s attention from our existing business.

Our success depends on our ability to attract, retain and motivate management and other key personnel.

Our success will depend in large part on the continued services of management and key personnel. Competition for personnel in the healthcare information technology market is intense, and there are a limited number of persons with knowledge of, and experience in, this industry. We do not have employment agreements with most of our executive officers, so any of these individuals may terminate his or her employment with us at any time. The loss of services from one or more of our management or key personnel, or the inability to hire additional management or key personnel as needed, could have a material adverse effect on our business, financial condition, operating results, and cash flows. Although we currently experience relatively low rates of turnover for our management and key personnel, the rate of turnover may increase in the future. In addition, we expect to further grow our operations, and our needs for additional management and key personnel will increase. Our continued ability to compete effectively in our business depends on our ability to attract, retain, and motivate these individuals.

We rely on an adequate supply and performance of computer hardware and related equipment from third parties to provide services to larger customers and any significant interruption in the availability or performance of third-party hardware and related equipment could adversely affect our ability to deliver our products to certain customers on a timely basis.

As we offer our hosted solution services and software to a greater number of customers and particularly to larger customers, we may be required to obtain specialized computer equipment from third parties that can be difficult to obtain on short notice. Any delay in obtaining such equipment may prevent us from delivering large systems to our customers on a timely basis. We also rely on such equipment to meet required performance standards. We may have no control over the resources that third parties may devote to service our customers or satisfy performance standards. If such performance standards are not met, we may be adversely impacted under our service agreements with our customers.

Any failure or inability to protect our technology and confidential information could adversely affect our business.

Our success depends in part upon proprietary software and other confidential information. The software and information technology industries have experienced widespread unauthorized reproduction of software products and other proprietary technology. We rely on a combination of copyright, patent, trademark and trade secret laws, confidentiality procedures, and contractual provisions to protect our intellectual property. However, these protections may not be sufficient, and they do not prevent independent third-party development of competitive products or services.

We execute confidentiality and non-disclosure agreements with certain employees and our suppliers, as well as limit access to and distribution of our proprietary information. The departure of any of our management and technical personnel, the breach of their confidentiality and non-disclosure obligations to us, or the failure to achieve our intellectual property objectives could have a material adverse effect on our business, results of operations and financial condition. We do not have non-compete agreements with our employees who are generally employed on an at-will basis. Therefore, we have had, and may continue to have, employees leave us and go to work for competitors. If we are not successful in prohibiting the unauthorized use of our proprietary technology or the use of our processes by a competitor, our competitive advantage may be significantly reduced which would result in reduced revenues.

Our products may infringe the intellectual property rights of others, which may cause us to incur unexpected costs or prevent us from selling our products.

We cannot be certain that our products do not infringe issued patents or other intellectual property rights of others. In addition, because patent applications in the United States and many other countries are not publicly disclosed until a patent is issued, applications covering technology used in our software products may have been filed without our knowledge. We may be subject to legal proceedings and claims from time to time, including claims of alleged infringement of the patents, trademarks and other intellectual property rights of third parties by us or our licensees in connection with their use of our products. Intellectual property litigation is expensive and time-consuming and could divert our management’s attention away from running our business and seriously harm our business. If we were to discover that our products violated the intellectual property rights of others, we would have to obtain licenses from these parties in order to continue marketing our products without substantial reengineering. We might not be able to obtain the necessary licenses on acceptable terms or at all, and if we could not obtain such licenses, we might not be able to reengineer our products successfully or in a timely fashion. If we fail to address any infringement issues successfully, we would be forced to incur significant costs, including damages and potentially satisfying indemnification obligations that we have with our customers, and we could be prevented from selling certain of our products.

Currently, we are a party to a lawsuit filed against us by McKesson Information Solutions LLC in the United States District Court for the District of Delaware alleging that we have made, used, offered for sale, and/or sold a system that infringes McKesson’s United States Patent No. 5,253,164, entitled “System And Method For Detecting Fraudulent Medical Claims Via Examination Of Services Codes.” McKesson seeks injunctive relief and monetary damages, including treble damages for willful infringement. An adverse decision in this litigation could have a material adverse effect on our financial condition and results of operations.

If our consulting services revenue does not grow substantially, our revenue growth could be adversely impacted.

Our consulting services revenue represents a significant component of our total revenue and we anticipate that it will continue to represent a significant percentage of total revenue in the future. The level of consulting services revenue depends upon the healthcare industry’s demand for outsourced information technology services and our ability to deliver products that generate implementation and follow-on consulting services revenue. Our ability to increase services revenue will depend in part on our ability to increase the capacity of our consulting group, including our ability to recruit, train and retain a sufficient number of qualified personnel.

The insolvency of our customers or the inability of our customers to pay for our services could negatively affect our financial condition.

Healthcare payers are often required to maintain restricted cash reserves and satisfy strict balance sheet ratios promulgated by state regulatory agencies. In addition, healthcare payers are subject to risks that physician groups or associations within their organizations become subject to costly litigation or become insolvent, which may adversely affect the financial stability of the payer. If healthcare payers are unable to pay for our services because of their need to maintain cash reserves or failure to maintain balance sheet ratios or solvency, our ability to collect fees for services rendered would be impaired and our financial condition could be adversely affected.

Changes in government regulation of the healthcare industry could adversely affect our business.

During the past several years, the healthcare industry has been subject to increasing levels of government regulation of, among other things, reimbursement rates and certain capital expenditures. In addition, proposals to substantially reform Medicare, Medicaid, and the healthcare system in general have been or are being considered by Congress. These proposals, if enacted, may further increase government involvement in healthcare, lower reimbursement rates, and otherwise adversely affect the healthcare industry which could adversely impact our business. The impact of regulatory developments in the healthcare industry is complex and difficult to predict, and our business could be adversely affected by existing or new healthcare regulatory requirements or interpretations.

Participants in the healthcare industry, such as our payer customers, are subject to extensive and frequently changing laws and regulations, including laws and regulations relating to the confidential treatment and secure transmission of patient medical records, and other healthcare information. Legislators at both the state and federal levels have proposed and enacted additional legislation relating to the use and disclosure of medical information, and the federal government is likely to enact new federal laws or regulations in the near future. Pursuant to the Health Insurance Portability and Accountability Act of 1996, or HIPAA, the Department of Health and Human Services , or DHHS, has issued a series of regulations setting forth security, privacy and transactions standards for all health plans, clearinghouses, and healthcare providers to follow with respect to individually identifiable health information. DHHS has issued final regulations mandating the use of standard transactions and code sets, which became effective October 16, 2003. DHHS has also issued final HIPAA privacy regulations, which required Covered Entities to be in compliance by April 14, 2003, and final HIPAA security regulations, which required Covered Entities to be in compliance by April 20, 2005. Many of our customers will also be subject to state laws implementing the federal Gramm-Leach-Bliley Act, relating to certain disclosures of nonpublic personal health information and nonpublic personal financial information by insurers and health plans.

Our payer customers must comply with HIPAA, its regulations and other applicable healthcare laws and regulations. In addition, we may be deemed to be a covered entity subject to HIPAA because we offer our customers products that convert data to a HIPAA compliant format. Accordingly, we must comply with certain provisions of HIPAA and in order for our products and services to be marketable, they must contain features and functions that allow our customers to comply with HIPAA and other healthcare laws and regulations. We believe our products currently allow our customers to comply with existing laws and regulations. However, because HIPAA and its regulations have yet to be fully interpreted, our products may require modification in the future. If we fail to offer solutions that permit our customers to comply with applicable laws and regulations, our business will suffer.

We perform billing and claims services that are governed by numerous federal and state civil and criminal laws. The federal government in recent years has imposed heightened scrutiny on billing and collection practices of healthcare providers and related entities, particularly with respect to potentially fraudulent billing practices, such as submissions of inflated claims for payment and upcoding. Violations of the laws regarding billing and coding may lead to civil monetary penalties, criminal fines, imprisonment, or exclusion from participation in Medicare, Medicaid and other federally funded healthcare programs for our customers and for us. Any of these results could have a material adverse effect on our business, financial condition, operating results and cash flows.

Federal and state consumer protection laws may apply to us when we bill patients directly for the cost of physician services provided. Failure to comply with any of these laws or regulations could result in a loss of licensure or other fines and penalties. Any of these results could have a material adverse effect on our business, financial condition, operating results, and cash flows.

In addition, laws governing healthcare payers and providers are often not uniform among states. This could require us to undertake the expense and difficulty of tailoring our products in order for our customers to be in compliance with applicable state and local laws and regulations.

Part of our business is subject to government regulation relating to the Internet that could impair our operations.

The Internet and its associated technologies are subject to increasing government regulation. A number of legislative and regulatory proposals are under consideration by federal, state, local, and foreign governments, and agencies. Laws or regulations may be adopted with respect to the Internet relating to liability for information retrieved from or transmitted over the Internet, on-line content regulation, user privacy, taxation and quality of products and services. Many existing laws and regulations, when enacted, did not anticipate the methods of the Internet-based hosted, software and information technology solutions we offer. We believe, however, that these laws may be applied to us. We expect our products and services to be in substantial compliance with all material federal, state and local laws and regulations governing our operations. However, new legal requirements or interpretations applicable to the Internet could decrease the growth in the use of the Internet, limit the use of the Internet for our products and services or prohibit the sale of a particular product or service, increase our cost of doing business, or otherwise have a material adverse effect on our business, results of operations and financial condition. To the extent that we market our products and services outside the United States, the international regulatory environment relating to the Internet and healthcare services could also have an adverse effect on our business.

RISKS RELATED TO THE NOTES

The Notes are unsecured and are subordinated to all of our existing and future secured indebtedness.

The Notes are unsecured and, therefore, effectively subordinated in right of payment to all of our existing and future secured indebtedness, to the extent of the assets securing such indebtedness. We have a $100 million revolving senior credit facility, no amount of which was outstanding as of December 31, 2005. This senior credit facility is secured by a first priority security interest in all of our assets and the assets of our subsidiaries, including cash accounts into which proceeds from this offering will be deposited. In addition, we had outstanding letters of credit, capital lease obligations and other secured indebtedness of approximately

$5.2 million as of December 31, 2005, which are secured by cash deposits, equipment subject to the capital leases and other assets. The indenture does not restrict our ability to incur additional debt, including secured debt. In the event of our insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up, we may not have sufficient assets to pay amounts due on any or all of the Notes then outstanding.

If an event of default occurs under the indenture for the Notes that results in the ability of the Note holders to accelerate our obligations under the Notes, such event of default will also result in an event of default under our senior credit facility. In addition, if we breach a payment obligation under our senior credit facility that is not cured or waived within the time periods set forth in the indenture for the Notes, we will be deemed to have caused an event of default under the indenture for the Notes. A default in our payment obligations under our senior credit facility could result from our failure to make regularly scheduled principal or interest payments or upon a default of our covenants under the senior credit facility, acceleration of our payment obligations under the senior credit facility as a result of such covenant default, and our failure to pay such accelerated obligations. Because our secured lender has a security interest in all of our assets, the interests of our secured lender may materially adversely affect our ability to satisfy our obligations under the Notes.

The Notes are effectively subordinated to all liabilities of our subsidiaries.

None of our subsidiaries has guaranteed or otherwise become obligated with respect to the Notes, and, as a result, the Notes will be effectively subordinated to all liabilities and other obligations of our subsidiaries. Accordingly, our right to receive assets from any of our subsidiaries upon its liquidation or reorganization, and the right of holders of the Notes to participate in those assets, is effectively subordinated to claims of that subsidiary’s creditors, including trade creditors. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us. Each of our subsidiaries is a party to our existing senior credit facility and has granted the lenders thereunder a first priority perfected security interest in all of its assets. Furthermore, none of our subsidiaries is under any obligation to make payments to us, and any payments to us would depend on the earnings or financial condition of our subsidiaries and various business considerations. Statutory, contractual or other restrictions may also limit our subsidiaries’ ability to pay dividends or make distributions, loans or advances to us. For these reasons, we may not have access to any assets or cash flows of our subsidiaries to make payments on the Notes. At December 31, 2005, excluding intercompany liabilities, our subsidiaries had approximately $3.1 million of indebtedness.

We have made only limited covenants in the indenture for the Notes, and these limited covenants may not protect your investment.

The indenture for the Notes does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the Notes in the event that we continue to incur operating losses;

•	limit our subsidiaries’ ability to incur secured indebtedness or indebtedness which would effectively rank senior to the Notes;

•	limit our ability to incur any indebtedness, including secured debt and any debt that is equal in right of payment to the Notes;

•	restrict our subsidiaries’ ability to issue securities that would be senior to the common stock of our subsidiaries held by us;

•	restrict our ability to repurchase our securities;

•	restrict our ability to pledge our assets or those of our subsidiaries; or

•	restrict our ability to make investments or to pay dividends or make other payments in respect of our common stock or other securities ranking junior to the Notes.

Furthermore, the indenture for the Notes contains only limited protections in the event of a change in control. We could engage in many types of transactions, such as acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the Notes and our common stock but would not constitute a “fundamental change” that permits holders to require us to repurchase their Notes. For these reasons, you should not consider the covenants in the indenture or the repurchase feature of the Notes as a significant benefit in evaluating whether to invest in the Notes.

Increased leverage as a result of this offering may harm our financial condition and results of operations.

Our total consolidated long-term debt as of December 31, 2005 was approximately $101.1 million. In addition, the indenture for the Notes will not restrict our ability to incur additional indebtedness.

Our level of indebtedness could have important consequences to you, because:

•	it could affect our ability to satisfy our obligations under the Notes;

•	a substantial portion of our cash flows from operations will have to be dedicated to interest and principal payments and may not be available for operations, expansion, acquisitions or other purposes;

•	it may impair our ability to obtain additional financing in the future;

•	it may limit our flexibility in planning for, or reacting to, changes in our business and industry; and

•	it may make us more vulnerable to downturns in our business, our industry or the economy in general.

Our ability to make payments of principal and interest on our indebtedness depends upon our future performance, which will be subject to our success in marketing our products and services, general economic conditions and financial, business and other factors affecting our operations, many of which are beyond our control. If we are not able to generate sufficient cash flow from operations in the future to service our indebtedness, we may be required, among other things:

•	to seek additional financing in the debt or equity markets;

•	to refinance or restructure all or a portion of our indebtedness, including the Notes;

•	to sell assets; and/or

•	to reduce or delay planned expenditures on research and development and/or commercialization activities.

Such measures might not be sufficient to enable us to service our debt. In addition, any such financing, refinancing or sale of assets might not be available on economically favorable terms or at all.

We may not be able to repurchase the Notes or pay the amounts due upon conversion of the Notes when necessary.

On each of October 1, 2010, 2015 and 2020, holders may require us to purchase, for cash, all or a portion of their Notes at 100% of their principal amount, plus any accrued and unpaid interest to, but excluding, that date. If a fundamental change occurs, holders of the Notes may also require us to repurchase, for cash, all or a portion of their Notes. In addition, upon conversion of the Notes if we have made an irrevocable election to settle conversion in cash, we would be required to satisfy our conversion obligation up to the principal amount of the Notes in cash. Our ability to repurchase the Notes and settle the conversion of the Notes in cash is effectively subordinated to our senior credit facility and may be limited by law, by the indenture, by the terms of other agreements relating to our senior debt and by indebtedness and agreements that we may enter into in the future which may replace, supplement or amend our existing or future debt. If you were to require us to repurchase your Notes, including following a change in control or other event that constitutes a fundamental change or on October 1, 2010, 2015 or 2020 or if we were required to settle conversion in cash, when we are prohibited from repurchasing the Notes, we could seek the consent of lenders to repurchase the Notes or could attempt to refinance the borrowings that contain this prohibition. If we do not obtain a consent or refinance these borrowings, we would remain prohibited from repurchasing the Notes, which would constitute an event of default under the indenture for the Notes. Our failure to repurchase the Notes or make the required payments upon conversion would constitute an event of default under the indenture for the Notes, which would in turn constitute a default under the terms of our senior credit facility and other indebtedness at that time.

If we decide to settle any conversion of Notes in cash, you may receive less proceeds than expected because the value of our common stock may decline between the day that you exercise your conversion right and the day the value of your shares is determined.

The conversion value that you will receive upon conversion of your Notes if we decide to settle the conversion in cash, in whole or in part, is in part determined by the average of the closing sale prices per share of our common stock on the Nasdaq National Market for the 10 consecutive trading days beginning on the first trading day immediately following the last day of the conversion notice retraction period. Accordingly, if the price of our common stock decreases after you tender your Notes for conversion, the conversion value you receive may be adversely affected.

The increase in the conversion rate applicable to the Notes that are converted in connection with a fundamental change may not adequately compensate you for the lost option time value of your Notes as a result of that fundamental change.

If certain fundamental changes occur before October 5, 2010, we will under certain circumstances increase the conversion rate applicable to the Notes that are converted in connection with that fundamental change. The amount of the increase depends on the date on which the fundamental change becomes effective and the price paid per share of our common stock in the transaction constituting the fundamental change. Although this adjustment to the conversion rate is designed to compensate you for the lost option value of your Notes as a result of the fundamental change, the amount of the adjustment is only an approximation of the lost value and may not adequately compensate you for the loss. In addition, if a fundamental change occurs on or after October 1, 2010, if the applicable price is less than $14.50 per share or greater than $55.00 per share (in each case, subject to adjustment), if we elect, in the case of a “public acquirer fundamental change,” to change the conversion right in lieu of increasing the conversion rate, or if the applicable listing standards of the Nasdaq National Market limit the amount by which we may increase the conversion rate, then no increase in the conversion rate will occur or such increase will be limited.

The Notes may not be rated or may receive a lower rating than anticipated, either of which may adversely affect the trading price of the Notes or our common stock.

We believe it is unlikely that the Notes will be rated. However, if one or more rating agencies rate the Notes and assign the Notes a rating lower than the rating expected by investors, or reduce their rating in the future, the market price of the Notes and our common stock would be harmed.

We expect that the trading value of the Notes will be significantly affected by the price of our common stock and other factors.

The market price of the Notes is expected to be significantly affected by the market price of our common stock. This may result in greater volatility in the trading value of the Notes than would be expected for nonconvertible debt securities. In addition, the liquidity and market price may be materially adversely affected by:

•	changes in the overall market for convertible subordinated securities;

•	changes in our financial performance or prospects;

•	the publication of earnings estimates or other research reports and speculation in the press or investment community;

•	the prospects for companies in our industry generally;

•	the number of holders of the Notes;

•	the interest of securities dealers in making a market for the Notes; and

•	prevailing interest rates.

The conversion rate of the Notes may not be adjusted for all dilutive events.

The conversion rate of the Notes is subject to adjustment for certain events, including but not limited to the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions or combinations of our common stock, distributions of capital stock, indebtedness or assets, certain cash dividends and certain tender or exchange offers as described under “Description of the Notes—Conversion rights—Adjustments to conversion rate.” The conversion rate will not be adjusted for other events, such as an issuance of common stock for cash, that may adversely affect the trading price of the Notes or the common stock. We will not be required to increase the conversion rate above 68.9655 shares per $1,000 principal amount (subject to adjustments for stock splits and combinations, stock dividends, reclassifications and similar events). In addition, in order to comply with the continued listing requirements of the Nasdaq National Market, we may not issue more than a total of approximately 8,583,195 shares of our common stock in respect of the Notes (subject to adjustments for stock splits and combinations, stock dividends, reclassifications and similar events). These limitations could result in us not being able to make anti-dilution adjustments to the conversion rate to which you would otherwise be entitled. There can be no assurance that an event that adversely affects the value of the Notes, but does not result in an adjustment to the conversion rate, will not occur.

There is no established trading market for the Notes, and you may not be able to sell your Notes at attractive prices or at all.

There is no established trading market for the Notes. We do not intend to apply for listing of the Notes on any securities exchange or for inclusion of the Notes in any automated quotation system. Accordingly, we cannot predict whether an active trading market for the Notes will develop or be sustained. If an active trading market for the Notes fails to develop or be sustained, the trading price of the Notes could fall. Moreover, the Notes could trade at prices that may be lower than their initial offering price. In addition, the market price for the Notes may be adversely affected by changes in our financial performance, changes in the overall market for similar securities and changes in performance or prospects for companies in our industry.

Future issuances of common stock may depress the trading price of our common stock and the Notes.

Any future issuance of equity securities, including the issuance of shares upon conversion of the Notes, could dilute the interests of our existing stockholders, including holders who have received shares upon conversion of their Notes, and could substantially decrease the trading price of our common stock and the Notes. We may issue equity securities in the future for a number of reasons, including to finance our operations and business strategy, to adjust our ratio of debt to equity, to satisfy our obligations upon the exercise of outstanding warrants or options or for other reasons.

You may not be able to convert your Notes into shares of our common stock until October 1, 2020, and the value of the Notes could be less than the value of the common stock into which your Notes could otherwise be converted.

Until October 1, 2020 the Notes are convertible into shares of our common stock only if specified conditions are met. These conditions may not be met. If these conditions for conversion are not met, you will not be able to convert your Notes until October 1, 2020 and you may not be able to receive the value of the common stock into which the Notes would otherwise be convertible.

You may be deemed to receive a constructive distribution taxable to you, regardless of whether you convert the Notes into our common shares.

The conversion price of the Notes is subject to adjustment under certain circumstances. Certain adjustments to (or the failure to make such adjustments to) the conversion price of the Notes may result in a taxable constructive distribution to you, regardless of whether you ever convert the Notes into shares of our common stock. For example, an increase in the conversion rate as a result of the payment of a cash dividend or cash distribution to our shareholders will result in a constructive distribution to you. This constructive distribution will be taxable as a dividend, return of capital, or capital gain in accordance with the rules under the Internal Revenue Code governing corporate distributions.

RISKS RELATED TO OUR COMMON STOCK

Our common stock price has been, and may continue to be, volatile and our shareholders may not be able to resell shares of our stock at or above the price paid for such shares.

The price for shares of our common stock has exhibited high levels of volatility with significant volume and price fluctuations, which makes our common stock unsuitable for many investors. For example, for the year ended December 31, 2005, the price of our common stock ranged from a high of $17.33 to a low of $8.05. The fluctuations in the price of our common stock have occasionally been unrelated to our operating performance. These broad fluctuations may negatively impact the market price of shares of our common stock. The price of our common stock has also been influenced by:

•	fluctuations in our results of operations or the operations of our competitors or customers;

•	failure of our results of operations to meet the expectations of stock market analysts and investors;

•	changes in stock market analyst recommendations regarding us, our competitors or our customers; and

•	the timing and announcements of new products or financial results by us or our competitors.

Future sales of our common stock could adversely affect our common stock price, which may delay your ability to convert your Notes into shares of common stock.

If all of the Notes are converted into shares of common stock at the conversion price of $18.85, approximately 5,305,040 shares of common stock would be issuable, which amount represents approximately 12% of our total outstanding common stock as of December 31, 2005.

As of December 31, 2005, an aggregate of 8,246,632 shares of our common stock were issuable upon exercise of outstanding stock options under our stock option plans, and an additional 1,323,597 shares of our common stock were reserved for the issuance of additional options and shares under these plans.

Future sales of our common stock and instruments convertible or exchangeable into our common stock, or the perception that such sales or transactions could occur, could adversely affect the market price of our common stock. This could, in turn, have an adverse effect on the trading price of the Notes resulting from, among other things, a delay in the ability of holders to convert their Notes into our common stock. This may also make it more difficult for us to sell equity securities in the future at a time and a price that we deem appropriate.

Our stockholder rights plan and charter documents could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our shareholders.

Our stockholder rights plan and certain provisions of our certificate of incorporation and Delaware law are intended to encourage potential acquirers to negotiate with us and allow our board of directors the opportunity to consider alternative proposals in the interest of maximizing shareholder value. However, such provisions may also discourage acquisition proposals or delay or prevent a change in control, which in turn, could harm our stock price.

Before conversion, holders of the Notes will not be entitled to any stockholder rights, but will be subject to all changes affecting our common stock.

If you hold Notes, you will not be entitled to any rights with respect to shares of our common stock, including rights to receive dividends or distributions. However, the shares of our common stock you receive upon conversion of your Notes will be subject to all changes affecting our common stock. Except for limited cases under the adjustments to the conversion price, you will be entitled only to rights that we may grant with respect to shares of our common stock if and when we deliver shares to you upon your election to convert your Notes into shares.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that have been made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “forecasts,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms and other comparable terminology. These forward-looking statements may include statements about future revenues, profits, financial results, the market for TriZetto’s services, future service offerings, industry trends, client and partner relationships, TriZetto’s operational capabilities, future financial structure and uses of cash or proposed transactions.

Actual results may differ materially from those stated in any forward-looking statements based on a number of factors, including:

•	the effectiveness of TriZetto’s implementation of its business plan;

•	the market’s acceptance of TriZetto’s new and existing products and services;

•	the timing of new bookings;

•	risks associated with management of growth;

•	reliance on third parties to supply key components of TriZetto’s services;

•	attraction and retention of employees;

•	variability of quarterly operating results;

•	competitive factors;

•	risks associated with acquisitions;

•	changes in demand for third party products or solutions which form the basis of TriZetto’s service and product offerings;

•	financial stability of our customers;

•	the ability of TriZetto to accurately forecast based on existing data, projections and market conditions;

•	the success of any third party infringement suit made against us;

•	the ability of TriZetto to meet its contractual obligations to customers, including service level and disaster recovery commitments; and

•	changes in government laws and regulations and risks associated with rapidly changing technology.

In addition you should consider the other risks identified in the section of this prospectus entitled “Risk factors” and our SEC filings, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q. These forward-looking statements are only predictions. These factors may cause our actual events to differ materially from any forward-looking statement. We do not undertake to update any forward-looking statement.

USE OF PROCEEDS

All of the Notes and the shares of common stock issuable upon conversion of the Notes are being sold by the selling securityholders or by their pledgees, donees, transferees or other successors in interest. We will not receive any proceeds from the sale of the Notes or the shares of our common stock issuable upon conversion of the Notes by the selling securityholders.

RATIOS OF EARNINGS TO FIXED CHARGES

	Fiscal Year Ended December 31,
	2005	2004	2003	2002	2001
Ratios of earnings to fixed charges(1)	4.69x	2.69x	—	—	—

(1)	For the purposes of computing the ratio of earnings to fixed charges, earnings consisted of income before provision for income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of capitalized fees associated with our senior credit facility and that portion of rental expense we believe to be representative of interest. For the years ended December 31, 2001, 2002 and 2003, earnings, as defined, were insufficient to cover fixed charges by $82.0 million, $152.8 million and $31.9 million, respectively.

DIVIDEND POLICY

We have never paid cash dividends on our common stock. We currently anticipate that we will retain earnings, if any, to support operations and to finance the growth and development of our business and do not anticipate paying cash dividends in the foreseeable future. The payment of cash dividends by us is restricted by our senior credit facility, which contain restrictions prohibiting us from paying any cash dividends without the lender’s prior approval.

DESCRIPTION OF THE NOTES

We have issued the Notes under an indenture between us and Wells Fargo Bank, National Association, as trustee. The following summary of the terms of the Notes, the indenture and the registration rights agreement does not purport to be complete and is subject, and qualified in its entirety by reference, to the detailed provisions of the Notes, the indenture and the registration rights agreement. We will provide copies of the indenture and the registration rights agreement to you upon request, and they are also available for inspection at the office of the trustee. Those documents, and not this description, define your legal rights as a holder of the Notes.

For purposes of this summary, the terms “TriZetto,” “we,” “us” and “our” refer only to The TriZetto Group, Inc. and not to any of its subsidiaries, unless we specify otherwise. Unless the context requires otherwise, the term “interest” includes “additional interest,” and references to dollars mean U.S. dollars. The term “premium” includes the “additional shares” we describe under “—Conversion rights—Adjustment to the conversion rate upon certain fundamental changes,” unless the context requires otherwise.

GENERAL

The Notes:

•	are limited to $100 million aggregate principal amount;

•	bear interest at a rate of 2.75% per annum, payable semi-annually in arrears on April 1 and October 1 of each year, beginning on April 1, 2006, to holders of record at the close of business on the preceding March 15 and September 15, respectively, except as described below;

•	bear additional interest if we fail to comply with the obligations we describe under “—Registration rights, additional interest;”

•	are issued in denominations of $1,000 principal amount and integral multiples of $1,000 principal amount in excess thereof without coupons;

•	are senior unsecured obligations of TriZetto and rank equally in right of payment with our existing and future unsecured and unsubordinated indebtedness, senior to our future subordinated indebtedness and junior to our existing and future secured indebtedness to the extent of the security therefor; as indebtedness of TriZetto, the Notes are effectively subordinated to all indebtedness and other liabilities of our subsidiaries;

•	are convertible into shares of our common stock at an initial conversion rate of 53.0504 shares per $1,000 principal amount of the Notes (which represents a conversion price of approximately $18.85 per share) under the conditions and subject to such adjustments as are described under “—Conversion rights;”

•	permit us to satisfy our conversion obligation in cash, shares of our common stock or a combination of cash and shares of common stock;

•	are redeemable, in whole or in part, by us at any time on or after October 5, 2010, at a redemption price in cash equal to 100% of the principal amount of the Notes we redeem, plus accrued and unpaid interest to, but excluding, the redemption date, as described under “—Redemption of Notes at our option;”

•	are subject to purchase by us at the option of the holder on each of October 1, 2010, 2015 and 2020, at a purchase price in cash equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest to, but excluding, the purchase date, as described under “—Purchase of Notes by us at the option of the holder;”

•	are subject to repurchase by us at the option of the holder upon a fundamental change, as described under “—Holders may require us to repurchase their Notes upon a fundamental change,” at a repurchase price in cash equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date; and

•	mature on October 1, 2025, unless previously redeemed, purchased or repurchased by us or converted. All cash payments on the Notes will be made in U.S. dollars.

The Notes were initially issued as global securities in book-entry form. We will make payments in respect of Notes in book-entry form by wire transfer of immediately available funds to the accounts specified by holders of the Notes. For a Note that has been subsequently issued in certificated form, we will mail a check to the holder’s registered address.

You may convert Notes at the office of the conversion agent, present Notes for registration of transfer at the office of the registrar for the Notes and present Notes for payment at maturity at the office of the paying agent. We have appointed the trustee as the initial conversion agent, registrar and paying agent for the Notes.

The Notes are our senior unsecured obligations and rank equally in right of payment with all our existing and future unsecured and unsubordinated indebtedness, senior to our future subordinated indebtedness, and junior to our existing and future secured indebtedness to the extent of the security therefor. As of December 31, 2005, we had approximately $5.2 million of secured indebtedness, which consisted of outstanding letters of credit, capital lease obligations and other secured indebtedness. The Notes are not guaranteed by any of our subsidiaries and, accordingly, the Notes are effectively subordinated to the indebtedness and other liabilities of our subsidiaries, including trade creditors. As of December 31, 2005, excluding intercompany liabilities, our subsidiaries had approximately $3.1 million of indebtedness.

There is no sinking fund for the Notes. The indenture does not contain any financial covenants, including financial covenants that limit our ability to incur additional indebtedness, pay dividends or repurchase our securities. In addition, the indenture does not provide any protection to holders of Notes in the event of a highly leveraged transaction or a change in control, except as, and only to the limited extent, described under “—Conversion rights—Adjustment to the conversion rate upon certain fundamental changes,” “—Holders may require us to repurchase their Notes upon a fundamental change” and “—Consolidation, merger and sale of assets.”

If any payment date with respect to the Notes falls on a day that is not a business day, we will make the payment on the next business day. The payment made on the next business day will be treated as though it had been made on the original payment date, and no interest will accrue on the payment for the additional period of time.

INTEREST PAYMENTS

We will pay interest on the Notes at a rate of 2.75% per annum, payable semi-annually in arrears on each April 1 and October 1 of each year, beginning on April 1, 2006. Except as described below, we will pay interest that is due on an interest payment date to holders of record at the close of business on the preceding March 15 and September 15, respectively. Interest will accrue on the Notes from and including October 5, 2005 or from and including the last date in respect of which interest has been paid or provided for, as the case may be, to, but excluding, the next interest payment date or maturity date, as the case may be. We will pay interest on the Notes on the basis of a 360-day year of twelve 30-day months.

If a holder surrenders a Note for conversion after the close of business on the record date for the payment of an installment of interest and before the related interest payment date, then, despite the conversion, we will, on the interest payment date, pay the interest due with respect to the Note to the person who was the record holder of the Note at the close of business on the record date. However, unless we have called the Note for redemption, the holder who surrenders the Note for conversion must pay to the conversion agent upon surrender of the Note an amount equal to the interest payable on such interest payment date on the portion of the Note being converted. A holder that surrenders a Note for conversion need not pay any overdue interest that has accrued on the Note.

If we redeem the Notes, or if a holder surrenders a Note for purchase at the option of the holder or for repurchase upon a repurchase event as described under “—Purchase of Notes by us at the option of the holder” and “—Holders may require us to repurchase their Notes upon a fundamental change,” we will pay accrued and unpaid interest, if any, to the holder that surrenders the security for redemption, purchase or repurchase, as the case may be. However, if we redeem a Note on a redemption date that is an interest payment date, we will pay the accrued and unpaid interest due on that interest payment date instead to the record holder of the Note at the close of business on the record date for that interest payment.

For a description of when and to whom we must pay additional interest, if any, see “—Registration rights, additional interest.”

CONVERSION RIGHTS

General

If the conditions for conversion of the Notes described below, including those described under “—Conditions for conversion” and “—Conversion procedures,” are satisfied, holders of Notes may, subject to prior maturity, redemption, purchase or repurchase, convert their Notes in integral multiples of $1,000 principal amount into cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, based on an initial conversion rate of 53.0504 shares of our common stock per $1,000 principal amount of Notes, subject to adjustment as described below. This rate results in an initial conversion price of approximately $18.85 per share. A holder that converts Notes in connection with certain fundamental changes that occur before October 1, 2010 will receive, in addition to the cash, shares or combination of cash and shares received upon conversion, the additional shares described under “—Adjustment to the conversion rate upon certain fundamental changes.” We will not issue fractional shares of common stock upon conversion of the Notes and instead will pay a cash adjustment for fractional shares based on the 10-day weighted average price per share of our common stock described below. Except as described below, we will not make any payment or other adjustment on conversion with respect to any accrued interest on the Notes, and we will not adjust the conversion rate to account for accrued and unpaid interest.

On conversion, the holders of Notes will also receive the rights under our stockholder rights plan (i.e., a poison pill), whether or not the rights are separated from our common stock prior to conversion. See “Description of capital stock—stockholders rights plan.”

In certain circumstances, holders must pay interest upon conversion between a record date and interest payment date. See “—Interest payments.”

The conversion right with respect to any Notes we have called for redemption will expire at the close of business on the last business day immediately preceding the redemption date, unless we default in the payment of the redemption price. A Note for which a holder has delivered a purchase notice or a fundamental change repurchase notice, as described below, requiring us to purchase the Note may be surrendered for conversion only if the holder withdraws the notice in accordance with the indenture, unless we default in the payment of the purchase price or fundamental change repurchase price.

In the event of:

•	a taxable distribution to holders of common stock which results in an adjustment to the conversion rate; or

•	an increase in the conversion rate at our discretion,

the holders of the Notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. This generally would occur, for example, if we adjust the conversion rate to compensate holders for cash dividends on our common stock and could also occur if we make other distributions of cash or property to our stockholders. See “Material United States federal income tax considerations—U.S. holders—Conversion rate adjustments” and “—Non-U.S. holders—Conversion rate adjustments.”

Conversion procedures

By delivering to the holder the number of shares issuable upon conversion (or, to the extent we elect to make payment in cash in whole or in part, as described below, the amount of cash), together with a cash payment in lieu of any fractional shares, we will satisfy our obligation with respect to the Notes. That is, accrued interest will be deemed to be paid in full rather than canceled, extinguished or forfeited. We will not adjust the conversion rate to account for any accrued interest.

Upon conversion, we may choose to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock, as described below under “—Payment upon conversion.” At any time before maturity, we may irrevocably elect in our sole discretion to satisfy our conversion obligation in cash (as described under “—Payment upon conversion”) up to 100% of the principal amount of the Notes converted, with any remaining amount to be satisfied in shares of our common stock.

Holders of Notes are not required to pay any taxes or duties relating to the issuance or delivery of our common stock upon exercise of conversion rights, but they are required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than the name of the holder of the Note. Certificates representing shares of our common stock will be issued or delivered only after all applicable taxes and duties, if any, payable by the holder have been paid.

To convert interests in a global Note, the holder must deliver to The Depository Trust Company, or DTC, the appropriate instruction form for conversion pursuant to DTC’s then applicable conversion program procedures. To convert a definitive Note, the holder must:

•	complete and manually sign the conversion notice on the back of the Note (or a facsimile thereof);

•	deliver the completed conversion notice and the Note to be converted to the specified office of the conversion agent;

•	pay all funds required, if any, relating to interest on the Note to be converted, as described in the second paragraph under “—Interest Payments;” and

•	pay all taxes or duties, if any, as described in the preceding paragraph.

The conversion date will be the date on which all of the foregoing requirements have been satisfied. The Notes will be deemed to have been converted immediately before the close of business on the conversion date. Delivery of shares will be accomplished by delivery to the conversion agent of certificates for the required number of shares, other than in the case of holders of Notes in book entry form with DTC, which shares shall be delivered in accordance with DTC’s customary practices. A holder will not be entitled to any rights as a holder of our common stock, including, among other things, the right to vote and receive dividends and notices of stockholder meetings, until the close of business on the conversion date.

If a holder exercises its right to require us to purchase its Notes as described under “—Purchase of Notes by us at the option of holders,” such holder may convert its Notes as provided above only if it withdraws its applicable purchase notice and converts its Notes before the close of business on the business day immediately preceding the applicable purchase date.

Payment upon conversion

Conversion on or before the final notice date

If we receive your conversion notice on or before the date that is 10 days before maturity or, with respect to Notes being redeemed, the applicable redemption date (the “final notice date”), the following procedures will apply:

If we choose to satisfy all or any portion of our obligation to deliver common stock upon conversion (the “conversion obligation”) in cash, we will notify you through the trustee of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount) at any time on or before the date that is two business days following receipt by the conversion agent of your notice of conversion (the “cash settlement notice period”). If we timely elect to pay cash for any portion of the shares otherwise issuable to you, you may retract the conversion notice at any time during the two business day period beginning on the day after the final day of the cash settlement notice period (the “conversion retraction period”). If we do not elect to deliver cash in lieu of shares (other than cash in lieu of fractional shares), no such retraction can be made (and a conversion notice shall be irrevocable). If we elect to deliver cash for all or a portion of the shares and if the conversion notice has not been retracted, then settlement (in cash or in shares and cash) will occur on the third business day following the final day of the 10 trading-day period beginning on the trading day after the final day of the conversion retraction period (the “cash settlement averaging period”). If we choose to satisfy the entire conversion obligation in shares of our common stock, then settlement will occur on the third business day following the conversion date. Settlement amounts will be computed as follows:

•	If we elect to satisfy the entire conversion obligation in shares, we will deliver to you a number of shares for each $1,000 principal amount of Notes to be converted equal to the conversion rate. In addition, we will pay cash for all fractional shares of common stock as described above under “—General.”

•	If we elect to satisfy the entire conversion obligation in cash, we will deliver to you for each $1,000 principal amount of Notes to be converted cash in an amount equal to the product of:

•	the then current conversion rate, and

•	the average closing sale price of our common stock during the cash settlement averaging period. The “closing sale price” shall be determined as described below under “—Conditions to conversion—Conversion based upon price of common stock.”

Because, in this case, the amount of cash that we deliver on conversion will be calculated based on the closing sale price over a 10 trading-day period, holders of Notes bear the market risk that our common stock will decline in value between the beginning of the cash settlement averaging period and the day we deliver cash upon conversion.

•	If we elect to satisfy a fixed portion (other than 100%) of the conversion obligation in cash, we will deliver to you such cash amount (the “cash amount”) and a number of shares, for each $1,000 principal amount of Notes, equal to (i) the then current conversion rate, minus (ii) the cash amount divided by the average closing sale price of our common stock during the cash settlement averaging period; provided, however, that the number of shares will not be less than zero. In addition, we will pay cash for all fractional shares of common stock as described above under “—General.” Because, in this case, the number of shares of our common stock that we deliver on conversion will be calculated over a 10 trading-day period, holders of Notes bear the market risk that our common stock will decline in value between the beginning of the cash settlement averaging period and the day we deliver the shares of common stock upon conversion.

Our right to irrevocably elect payment

At any time before maturity, we may irrevocably elect to satisfy in cash up to 100% of the principal amount of the Notes converted after the date of such election, with any remaining amount to be satisfied in shares of our common stock. Such election shall be in our sole discretion without the consent of the holders of the Notes, by notice to the trustee and the holders of the Notes.

If we receive your notice of conversion after the election date, your notice of conversion will not be retractable, the cash settlement averaging period will be the 10 trading-day period beginning on the day after receipt of your notice of conversion and settlement (in cash or in shares and cash) will occur on the business day following the final day of the cash settlement averaging period.

We will deliver to you, for each $1,000 principal amount of Notes submitted for conversion:

•	a cash amount (the “election amount”) equal to (i) the then current conversion rate, multiplied by (ii) the average closing sale price of our common stock during the cash settlement averaging period; provided, however, that the election amount will not be more than 100% of the principal amount of a Note; and

•	a number of shares equal to (i) the then current conversion rate, minus (ii) the election amount divided by the average closing sale price of our common stock during the cash settlement averaging period.

Conversion after the final notice date

With respect to conversion notices that we receive after the final notice date, we will not send individual notices of our election to satisfy all or any portion of the conversion obligation in cash. Instead, if we choose to satisfy all or any portion of the conversion obligation in cash after the final notice date, we will send, on or before the final notice date, a single notice to the trustee of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount).

If we receive your notice of conversion after the final notice date, the following procedures will apply:

Settlement amounts will be computed and settlement dates will be determined in the same manner as set forth above under “—Conversion on or before the final notice date” except that the “cash settlement averaging period” shall be the 10 trading-day period beginning on the trading day after receipt of your notice of conversion. Settlement (if in cash or a combination of cash and shares) will occur on the third business day following the final day of such cash settlement averaging period. In all cases, settlement could be after the maturity date.

Conditions for conversion

The Notes will become convertible only in certain circumstances, which we describe below. If the Notes become convertible, we will provide written notice to each holder, and we will publicly announce, that the Notes have become convertible, stating:

•	the event causing the Notes to become convertible;

•	the time during which the Notes will be convertible as a result of that event;

•	whether an adjustment to the conversion rate, as described under “—Adjustment to the conversion rate upon certain fundamental changes” will take effect in connection with that event or whether we have elected to change the conversion right, as described under “—Adjustments to the conversion rate upon certain fundamental changes—Conversion after a public acquirer fundamental changes;” and

•	the procedures holders must follow to convert their Notes, including the name and address of the conversion agent.

We will make this public announcement as soon as practicable.

Holders may surrender their Notes for conversion prior to maturity or earlier redemption, purchase or repurchase only in the following circumstances:

Conversion based on price of common stock

Prior to October 1, 2020 or earlier redemption, purchase, or repurchase, holders may surrender their Notes for conversion during any fiscal quarter (and only during that fiscal quarter) after the fiscal quarter ending December 31, 2005, if the “closing sale price” (as defined in the indenture and described below) of our common stock for each of 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter exceeds 120% of the conversion price in effect on the last trading day of the immediately preceding fiscal quarter. Our board of directors will make appropriate adjustments, in its good faith determination, to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the “ex date” (as defined in the indenture) of the event occurs, during that 30 consecutive trading day period.

The “closing sale price” of our common stock on any trading day generally means the closing per share sale price (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such trading day on the principal U.S. national securities exchange on which our common stock is listed or, if our common stock is not listed on a U.S. national securities exchange, as reported by the Nasdaq system or otherwise as provided in the indenture.

Conversion upon satisfaction of the trading price condition

Prior to October 1, 2020 or earlier redemption, purchase or repurchase, holders may surrender their Notes for conversion during the five business day period after any five consecutive trading day period (the “Note measurement period”) in which the average trading price per $1,000 principal amount of Notes over such five consecutive trading day period, as determined following a request by a holder of Notes in accordance with the procedures described below, was equal to or less than 97% of the average conversion value of the Notes during the Note measurement period. We refer to this condition as the “trading price condition.”

For purposes of the trading price condition, the “conversion value” per $1,000 principal amount of Notes on a trading day is the product of the closing sale price per share of our common stock and the conversion rate of the Notes in effect on that trading day.

Except as described below, the “trading price” of the Notes on any day generally means the average secondary market bid quotations obtained by the bid solicitation agent for $5 million principal amount of Notes at approximately 4:00 p.m., New York City time, on such day from three independent nationally recognized securities dealers we select. However, if the bid solicitation agent can reasonably obtain only two such bids, then the average of the two bids will be instead used, and if the bid solicitation agent can reasonably obtain only one such bid, then that one bid will be used. Even still, if on a given day:

•	the bid solicitation agent cannot reasonably obtain at least one bid for $5 million principal amount of Notes from one of the independent nationally recognized securities dealers; or

•	in the reasonable, good faith judgment of our board of directors, the bid quotation or quotations that the bid solicitation agent has obtained are not indicative of the secondary market value of the Notes, then the trading price per $1,000 principal amount of Notes will be deemed to be equal to 97% of the product of the closing sale price of our common stock on that day and the conversion rate then in effect.

The bid solicitation agent will have no obligation to determine the trading price of the Notes unless we have requested it to do so, and we will have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price per $1,000 principal amount of Notes would be equal to or less than 97% of the conversion value of the Notes. At such time, we will instruct the bid solicitation agent to determine the trading price of the Notes for each of the next five trading days and on each following trading day until the trading price condition is no longer satisfied.

Conversion based on redemption

If we call a Note for redemption, the holder of that Note may surrender it for conversion at any time before the close of business on the business day immediately preceding the redemption date.

Conversion upon the occurrence of certain corporate transactions

If a “fundamental change,” as described under “—Holders may require us to repurchase their Notes upon a fundamental change,” occurs, then a holder may surrender Notes for conversion at any time on or before the 30th day after the date we announce that such fundamental change has occurred.

In some circumstances, we will increase the conversion rate applicable to the Notes if a holder converts the Notes in connection with certain fundamental changes that occur before October 5, 2010, as described under “—Adjustment to the conversion rate upon certain fundamental changes.”

In addition, if we take any action, or become aware of an event, that would require an adjustment to the conversion rate as described in paragraphs (3) and (4) in “—Adjustments to the conversion rate” below, we must mail to holders written notice of the action or event at least 20 days before the record, effective or expiration date, as the case may be, of the transaction. If we take any action, or become aware of an event, that would require an adjustment to the conversion rate in paragraphs (5) and (6) in “—Adjustments to the conversion rate,” we will mail a similar written notice to holders as soon as practicable. Holders may surrender their Notes for conversion beginning on the date we mail the notice (or, if earlier, the date the indenture requires us to mail the notice) until the earlier of:

•	the close of business on the business day immediately preceding the ex date of the transaction; and

•	the date we announce that the transaction will not take place.

Conversion on or after October 1, 2020

Holders may surrender their Notes for conversion at any time on or after October 1, 2020.

Adjustments to the conversion rate

Subject to the terms of the indenture, we will adjust the conversion rate for:

(1)	dividends or distributions on our common stock payable in shares of our common stock;

(2)	subdivisions, combinations or certain reclassifications of our common stock;

(3)	distributions to all or substantially all holders of our common stock of certain rights or warrants entitling them, for a period expiring not more than 60 days immediately following the record date for the distribution, to purchase or subscribe for shares of our common stock, or securities convertible into or exchangeable or exercisable for shares of our common stock, at a price per share that is less than the “current market price” (as defined in the indenture and described below) of our common stock on the record date for the distribution;

(4)	dividends or other distributions to all or substantially all holders of our common stock of shares of our capital stock (other than our common stock), evidences of indebtedness or other assets (other than dividends or distributions covered by the paragraphs below) or the dividend or distribution to all or substantially all holders of our common stock of certain rights or warrants (other than those covered in the immediately preceding paragraph or, as described below, certain rights or warrants distributed pursuant to a stockholder rights plan) to purchase or subscribe for our securities; however, we will not adjust the conversion rate pursuant to this provision for distributions of certain rights or warrants, if we make certain arrangements for holders of Notes to receive those rights and warrants upon conversion of the Notes;

(5)	cash dividends or other cash distributions to all or substantially all holders of our common stock, other than distributions described in the immediately following paragraph; and

(6)	distributions of cash or other consideration by us or any of our subsidiaries in respect of a tender offer or exchange offer for our common stock, where such cash and the value of any such other consideration per share of our common stock validly tendered or exchanged exceeds the current market price per share of our common stock on the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

Subject to the provisions of the indenture, if an adjustment to the conversion rate is required pursuant to paragraph (5) above, then the conversion rate shall be increased so that it equals the rate determined by multiplying the conversion rate in effect on the record date with respect to the cash distribution by a fraction, (1) the numerator of which shall be the current market price per share of our common stock and (2) the denominator of which shall be that current market price per share less the per share amount of the distribution.

“Current market price” per share of our common stock on a date of determination generally means the average of the closing sale prices per share of our common stock for the 10 consecutive trading days ending on the earlier of the day of determination and the day immediately preceding the ex date with respect to the distribution requiring such computation. We will make adjustments to the current market price in accordance with the indenture to account for the occurrence of certain events during the 10 consecutive trading day period.

If we issue rights, options or warrants that are only exercisable upon the occurrence of certain triggering events, then:

•	we will not adjust the conversion rate until the earliest of these triggering events occurs; and

•	we will readjust the conversion rate to the extent any of these rights, options or warrants are not exercised before they expire.

The indenture does not require us to adjust the conversion rate for any of the transactions described in paragraphs (1) through (6) above if we make provision for holders of Notes to participate in the transaction without conversion on a basis and with notice that our board of directors determines in good faith to be fair and appropriate, as provided in the indenture. The indenture also does not require us to make any adjustments to the conversion rate pursuant to paragraphs (1) through (6) in this section for any dividends or distributions solely on any preferred stock that may be outstanding from time to time.

We will not adjust the conversion rate unless the adjustment would result in a change of at least 1% in the then effective conversion rate. However, we will carry forward any adjustment that we would otherwise have to make and take that adjustment into account in any subsequent adjustment. In addition, at the end of each fiscal year, beginning with the fiscal year ending on December 31, 2005, we will give effect to any adjustments that we have otherwise deferred pursuant to this provision, and those adjustments, if any, will no longer be carried forward and taken into account in any subsequent adjustment.

To the extent permitted by law and the continued listing requirements of the Nasdaq National Market, we may, from time to time, increase the conversion rate by any amount for a period of at least 20 days or any longer period required by law, so long as the increase is irrevocable during that period and our board of directors determines that the increase is in our best interests. We will mail a notice of the increase to holders at least 15 days before the day the increase commences. In addition, we may also increase the conversion rate as we determine to be advisable in order to avoid taxes to recipients of certain distributions.

On conversion, if we elect to satisfy our conversion obligation in shares of our common stock or a combination of cash and shares of our common stock, the holders of Notes will receive, in addition to such shares of our common stock or such combination of cash and shares of our common stock and any cash for fractional shares, the rights under our stockholder rights plan (i.e., a poison pill), whether or not the rights are separated from our common stock prior to conversion. A distribution of rights pursuant to such a stockholder rights plan will not trigger a conversion rate adjustment pursuant to paragraph (4) immediately below “—Adjustments to the conversion rate” above so long as we have made proper provision to provide that holders will receive such rights upon conversion in accordance with the terms of the indenture.

Adjustment to the conversion rate upon certain fundamental changes

General

If:

•	a “fundamental change,” as described under the second or third bullet point of the definition of “change in control” under “—Holders may require us to repurchase their Notes upon a fundamental change,” occurs before October 5, 2010; and

•	at least 10% of the consideration (excluding cash payments for fractional shares or pursuant to statutory appraisal rights) for our common stock in the fundamental change consists of any combination of cash or securities (or other property) that are not traded on a U.S. national securities exchange or quoted on the Nasdaq National Market (and are not scheduled to be so traded or quoted immediately after the fundamental change), then we will increase the conversion rate for the Notes surrendered for conversion at any time on or before the 30th day after we announce that the fundamental change has occurred. We refer to such a fundamental change as a “make-whole fundamental change.” However, if the make-whole fundamental change is a “public acquirer fundamental change,” as described below, then, in lieu of increasing the conversion rate as described above, we may elect to change the conversion right in the manner described under “—Conversion after a public acquirer fundamental change.”

We will mail to holders at their addresses appearing in the security register, and publish on our web site, and we will publicly announce through a reputable national newswire service, notice of the occurrence of a make-whole fundamental change. We must make this mailing, publication and announcement within 20 business days after the make-whole fundamental change has occurred. We must also state, in the notice, announcement and publication, whether we have made the election referred to in “—Conversion after a public acquirer fundamental change” to change the conversion right in lieu of increasing the conversion rate.

Increase in the conversion rate

In connection with a make-whole fundamental change, we will increase the conversion rate by reference to the table below, based on the date when the make-whole fundamental change becomes effective, which we refer to as the “effective date”, and the “applicable price.” If the consideration (excluding cash payments for fractional shares or pursuant to statutory appraisal rights) for our common stock in the make-whole fundamental change consists solely of cash, then the “applicable price” will be the cash amount paid per share of our common stock in the make-whole fundamental change. Otherwise, the “applicable price” will be the average of the “closing sale prices” per share for our common stock for the five consecutive trading days immediately before, and excluding, the effective date. Our board of directors will make appropriate adjustments, in its good faith determination, to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex date of the event occurs, at any time during those five consecutive trading days.

The following table sets forth the number of additional shares per $1,000 principal amount of Notes that will be added to the conversion rate applicable to Notes surrendered for conversion during the period specified above in relation to a make-whole fundamental change. If an event occurs that requires an adjustment to the conversion rate (other than an adjustment pursuant to the provisions relating to increases in the conversion rate in connection with a make-whole fundamental change), we will, on the date we must adjust the conversion rate, adjust each applicable price set forth in the first column of the table below by multiplying the applicable price in effect immediately before the adjustment by a fraction:

•	the numerator of which is the conversion rate in effect immediately before the adjustment; and

•	the denominator of which is the adjusted conversion rate.

In addition, we will adjust the number of additional shares in the table below in the same manner in which, and for the same events for which, we must adjust the conversion rate as described under “—Adjustments to the conversion rate” above.

	Effective Date
Applicable Price	October 5, 2005	October 5, 2006	October 5, 2007	October 5, 2008	October 5, 2009	October 5, 2010
$14.50	18.75	18.31	17.74	17.00	16.00	0.00
$15.00	17.59	17.09	16.44	15.58	14.35	0.00
$17.50	13.12	12.42	11.52	10.27	8.35	0.00
$20.00	10.13	9.36	8.37	7.01	4.94	0.00
$22.50	8.04	7.27	6.29	4.96	3.03	0.00
$25.00	6.54	5.80	4.87	3.65	1.97	0.00
$27.50	5.43	4.74	3.87	2.78	1.36	0.00
$30.00	4.58	3.94	3.16	2.19	1.01	0.00
$32.50	3.92	3.34	2.63	1.78	0.80	0.00
$35.00	3.40	2.87	2.23	1.49	0.67	0.00
$37.50	2.98	2.50	1.92	1.27	0.58	0.00
$40.00	2.64	2.20	1.68	1.11	0.51	0.00
$42.50	2.35	1.95	1.49	0.98	0.46	0.00
$45.00	2.11	1.74	1.33	0.88	0.42	0.00
$47.50	1.90	1.57	1.20	0.79	0.39	0.00
$50.00	1.73	1.43	1.09	0.72	0.36	0.00
$52.50	1.58	1.30	0.99	0.66	0.33	0.00
$55.00	1.44	1.19	0.91	0.61	0.31	0.00

The applicable prices and additional share amounts set forth above are based on a common stock price of $14.50 on September 29, 2005 and an initial conversion price of $18.85. The conversion rate adjustment arising from a make-whole fundamental change effectively protects holders of Notes from lost option value in an acquisition of TriZetto that consists mostly of cash. To illustrate, if the make-whole fundamental change effective date is October 5, 2006, and the trading price of our stock is $20 on that date, then holders of Notes will receive 9.36 additional shares of our common stock per $1,000 principal amount of Notes, and the effective conversion rate would be increased to 62.4104 shares per $1,000 principal of Notes from 53.0504 shares. Effectively, holders of Notes will receive the underlying shares with a value of $1061 (53.0504*20), plus embedded option value that is worth $187 (9.36*20).

The exact applicable price and effective date may not be set forth on the table, in which case, if the applicable price is:

•	between two applicable price amounts on the table or the effective date is between two dates on the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower applicable price amounts and the two dates, as applicable, based on a 365-day year;

•	in excess of $55.00 per share (subject to adjustment), no additional shares will be issued upon conversion;

•	less than $14.50 per share (subject to adjustment), no additional shares will be issued upon conversion.

The number of additional shares set forth in the table above was determined by applying the Black-Scholes model factoring conversion premium, time from date of issuance, original conversion price and other stock volatility factors to represent the value of the remaining conversion option value associated with the Notes. Because it is not practical to determine every possible combination of date and price for calculation in the Black-Scholes model nor to make such calculations and distribute those to holders of Notes upon a fundamental change that triggers the adjustment of the conversion rate, any stock price and date within that range that is not explicitly delineated in the table is determined using straight-line interpolation. We believe that this practice is standard with instruments containing similar conversion features and approximates a result that a precise Black-Scholes calculation would yield.

To illustrate the straight-line interpolation, if the make-whole fundamental change effective date is October 5, 2006, and the trading price of our stock is $21.25 on that date, the number of additional shares will be the midpoint of the specified number of shares at $20 and $22.50. Specifically, the number of additional shares per $1,000 principal amount of Notes would be 8.32 (midpoint of 9.36 and 7.27). Conversely, for any date not specifically labeled in the table would require interpolation of the date between two identified points averaging the result.

However, certain continued listing standards of the Nasdaq National Market potentially limit the amount by which we may increase the conversion rate. These standards generally require us to obtain the approval of our stockholders before entering into certain transactions that potentially result in the issuance of 20% or more of our outstanding common stock. Accordingly, we will not increase the conversion rate as described above beyond the maximum level permitted by these continued listing standards. We will make any such reduction in the increase to the conversion rate in good faith and, to the extent practical, pro rata in accordance with the principal amount of the Notes surrendered for conversion in connection with the make-whole fundamental change. In accordance with these listing standards, these restrictions will apply at any time when the Notes are outstanding, regardless of whether we then have a class of securities quoted on the Nasdaq National Market.

Notwithstanding anything in the indenture to the contrary, we may not increase the conversion rate above a specified maximum number of shares per $1,000 principal amount pursuant to the events described in this section or in paragraph (3), (4), (5) or (6) immediately below “—Adjustments to the conversion rate” above. This maximum conversion rate will initially be 68.9655 shares per $1,000 principal amount, and we will adjust this maximum conversion rate in the same manner as we adjust the conversion rate for stock splits and combinations, stock dividends, reclassifications and similar events.

Our obligation to deliver the additional shares could be considered a penalty if, and to the extent that, the value of the additional shares to be issued exceeds the value of the lost option as a result of the make-whole fundamental change, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Conversion after a public acquirer fundamental change

If the make-whole fundamental change is a “public acquirer fundamental change,” as described below, then we may elect to change the conversion right in lieu of increasing the conversion rate applicable to Notes that are converted in connection with that public acquirer fundamental change.

If we make this election, then we will adjust the conversion rate and our related conversion obligation such that, from and after the effective time of the public acquirer fundamental change, the right to convert a Note will be changed into a right to convert it into cash, shares of “public acquirer common stock,” or a combination of cash and shares of public acquirer common stock, as described below (as applicable) at a conversion rate equal to the conversion rate in effect immediately before the effective time multiplied by a fraction:

•	the numerator of which is:

•	if the public acquirer fundamental change is a share exchange, consolidation, merger or binding share exchange pursuant to which our common stock is converted into cash, securities or other property, the fair market value (as determined in good faith by our board of directors), as of the effective time of the public acquirer fundamental change, of the cash, securities and other property paid or payable per share for our common stock; or

•	in the case of any other public acquirer fundamental change, the average of the “closing sale prices” (as defined in the indenture) per share of our common stock for the five consecutive trading days before, and excluding, the effective date of the public acquirer fundamental change (subject to certain adjustments to be made in good faith by our board of directors); and

•	the denominator of which is the average of the last reported sale prices per share of the public acquirer common stock for the five consecutive trading days commencing on, and including, the trading day immediately after the effective date of the public acquirer fundamental change (subject to certain adjustments to be made in good faith by our board of directors).

If we elect to change the conversion right as described above, the change in the conversion right will apply to all holders from and after the effective time of the public acquirer fundamental change, and not just those holders, if any, that convert their Notes in connection with the public acquirer fundamental change. If the public acquirer fundamental change is also an event that requires us to make another adjustment to the conversion rate as described under “—Adjustments to the conversion rate” above, then we will also give effect to that adjustment. However, if we make the election described above, then we will not change the conversion right in the manner described under “—Conversion rights—Change in the conversion right upon certain reclassifications, business combinations and asset sales” below.

A “public acquirer fundamental change” generally means an acquisition of us pursuant to a change of control described in the second or third bullet point under the definition of “change in control” under “—Holders may require us to repurchase their Notes upon a fundamental change”, where the acquirer has a class of common stock that is traded on a national securities exchange or quoted on the Nasdaq National Market or that will be so traded or quoted when issued or exchanged in connection with the change in control. We refer to such common stock as the “public acquirer common stock.” If an acquirer does not itself have a class of common stock satisfying the foregoing requirement, it will be deemed to have “public acquirer common stock” if either (1) a direct or indirect majority-owned subsidiary of acquirer or (2) a corporation that directly or indirectly owns at least a majority of the acquirer, has a class of common stock satisfying the foregoing requirement; in such case, all references to public acquirer common stock shall refer to such class of common stock. “Majority-owned” for these purposes means having “beneficial ownership” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of more than 50% of the total voting power of all shares of the respective entity’s capital stock that are entitled to vote generally in the election of directors.

We will state, in the notice, public announcement and publication described under “—Adjustment to the conversion rate upon the occurrence of certain fundamental changes—General,” whether we have elected to change the conversion right in lieu of increasing the conversion rate. With respect to each public acquirer fundamental change, we can make only one election, and we cannot change that election once we have first mailed any such notice or made any such public announcement or publication. However, if we elect to change the conversion right as described above in connection with a public acquirer fundamental change that is ultimately not consummated, then we will not be obligated to give effect to that particular election.

Change in the conversion right upon certain reclassifications, business combinations and asset sales

Except as provided in the indenture, if we reclassify our common stock or are party to a consolidation, merger or binding share exchange, or if we sell, transfer, lease, convey or otherwise dispose of all or substantially all of our property or assets, then, at the effective time of the transaction, the right to convert a Note will be changed into a right to convert it into cash, the kind and amount of shares of stock and other securities and property (including cash) which a holder of such Note would have received (the “reference property”) if the holder had converted the Note and received solely shares of our common stock, or a combination of cash and reference property, at our election, at the conversion rate then applicable, upon such conversion, immediately before the transaction. A change in the conversion right such as this could substantially lessen or eliminate the value of the conversion right. For example, if a third party acquires us in a cash merger, each Note would be convertible solely into cash and would no longer be potentially convertible into securities whose value could increase depending on our future financial performance, prospects and other factors. In the event holders of our common stock have the opportunity to elect the form of consideration to be received in such a transaction, we will make adequate provision whereby the holders of the Notes shall have a reasonable opportunity, to determine the form of consideration into which all of the Notes, treated as a single class, shall be convertible from and after the effective date of such transaction. However, at and after the effective time of the transaction, upon conversion of the Notes the conversion obligation will continue to be payable in cash, reference property or a combination of cash and reference property, at our election, and the conversion value will be calculated as provided in the indenture. The indenture provides that we will not become a party to any such transaction unless its terms are consistent with the foregoing.

If such a transaction also constitutes a fundamental change, holders will also be able to require us to repurchase all or a portion of the holder’s Notes, as described under “—Holders may require us to repurchase their Notes upon a fundamental change.” In some circumstances, we will increase the conversion rate applicable to the Notes if a holder converts Notes in connection with certain fundamental changes that occur before October 5, 2010, as described under “—Adjustment to the conversion rate upon certain fundamental changes—Increase in the conversion rate.” In addition, if the fundamental change also constitutes a “public acquirer fundamental change,” then we may in certain circumstances elect to change the conversion right in the manner described under “—Adjustment to the conversion rate upon certain fundamental changes—Conversion after a public acquirer fundamental change” in lieu of changing the conversion rate in the manner described in the preceding sentence.

There is no precise, established definition of the phrase “all or substantially all” of our property or assets under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a sale, transfer, lease, conveyance or other disposition of a significant portion but less than all of our property or assets.

REDEMPTION OF NOTES AT OUR OPTION

Prior to October 5, 2010, we may not redeem the Notes. We may redeem the Notes at our option, in whole or in part, at any time on or after October 5, 2010, on a date not less than 30 nor more than 60 days after the day we mail a redemption notice to each holder of Notes to be redeemed at the address of the holder appearing in the security register, at a redemption price, payable in cash, equal to 100% of the principal amount of the Notes we redeem (without premium or penalty), plus any accrued and unpaid interest to, but excluding, the redemption date. However, if a redemption date is an interest payment date, the payment of interest becoming due on that date will be payable to the holder of record at the close of business on the relevant record date, and the redemption price will not include such interest payment. We will make at least 10 semi-annual interest payments on the Notes before we may redeem the Notes at our option.

For a discussion of certain tax consequences to a holder upon a redemption of Notes, see “Material United States federal income tax considerations—U.S. holders—Sale, exchange, conversion or redemption of Notes” and “—Non-U.S. holders—Sale, exchange, or redemption of Notes or common stock.”

If the paying agent holds money sufficient to pay the redemption price due on a Note on the redemption date in accordance with the terms of the indenture, then, on and after the redemption date, the Note will cease to be outstanding and interest on the Note will cease to accrue, whether or not the holder delivers the Note to the paying agent. Thereafter, all other rights of the holder terminate, other than the right to receive the redemption price upon delivery of the Note.

The conversion right with respect to any Notes we have called for redemption will expire at the close of business on the business day immediately preceding the redemption date, unless we default in the payment of the redemption price.

If we redeem less than all of the outstanding Notes, the trustee will select the Notes to be redeemed in integral multiples of $1,000 principal amount by lot, on a pro rata basis or in accordance with any other method the trustee considers fair and appropriate. However, we may redeem the Notes only in integral multiples of $1,000 principal amount. If a portion of a holder’s Notes is selected for partial redemption and the holder converts a portion of the Notes, the principal amount of the Note that is subject to redemption will be reduced by the principal amount that the holder converted.

We will not redeem any Notes at our option if there has occurred and is continuing an event of default with respect to the Notes, other than a default in the payment of the redemption price with respect to those Notes.

PURCHASE OF NOTES BY U.S. AT THE OPTION OF THE HOLDER

On each of October 1, 2010, 2015 and 2020 (each, a “purchase date”), a holder may require us to purchase all or a portion of the holder’s outstanding Notes, at a price in cash equal to 100% of the principal amount of the Notes to be purchased (without premium or penalty), plus any accrued and unpaid interest to, but excluding, the purchase date, subject to certain additional conditions. On each purchase date, we will purchase all Notes for which the holder has delivered and not withdrawn a written purchase notice. Holders may submit their written purchase notice to the paying agent at any time from the opening of business on the date that is 20 business days before the purchase date until the close of business on the business day immediately preceding the purchase date.

For a discussion of certain tax consequences to a holder receiving cash upon a purchase of the Notes at the holder’s option, see “Material United States federal income tax considerations—U.S. holders—Sale, exchange, conversion or redemption of Notes” and “—Non-U.S. holders—Sale, exchange or redemption of Notes or common stock.”

We will give notice on a date that is at least 20 business days before each purchase date to all holders at their addresses shown on the register of the registrar, and to beneficial owners as required by applicable law, stating, among other things:

•	the amount of the purchase price;

•	that Notes with respect to which the holder has delivered a purchase notice may be converted, if otherwise convertible, only if the holder withdraws the purchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to purchase their Notes, including the name and address of the paying agent.

To require us to purchase its Notes, the holder must deliver a purchase notice that states:

•	if the Notes are held in certificated form, the certificate numbers of the holder’s Notes to be delivered for purchase;

•	the principal amount of the Notes to be purchased, which must be an integral multiple of $1,000; and

•	that the Notes are to be purchased by us pursuant to the applicable provisions of the indenture.

A holder that has delivered a purchase notice may withdraw the purchase notice by delivering a written notice of withdrawal to the paying agent before the close of business on the business day before the purchase date. The notice of withdrawal must state:

•	the name of the holder;

•	a statement that the holder is withdrawing its election to require us to purchase its Notes;

•	if the Notes are held in certificated form, the certificate numbers of the Notes being withdrawn;

•	the principal amount being withdrawn, which must be an integral multiple of $1,000; and

•	the principal amount, if any, of the Notes that remain subject to the purchase notice, which must be an integral multiple of $1,000.

If the Notes are not in certificated form, the above notices must comply with appropriate DTC procedures.

To receive payment of the purchase price for a Note for which the holder has delivered and not withdrawn a purchase notice, the holder must deliver the Note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. We will pay the purchase price for the Note as soon as practicable but in no event more than five business days after the later of the purchase date and the time of delivery of the Note, together with necessary endorsements.

If the paying agent holds on a purchase date money sufficient to pay the purchase price due on a Note in accordance with the terms of the indenture, then, on and after that purchase date, the Note will cease to be outstanding and interest on the Note will cease to accrue, whether or not the holder delivers the Note to the paying agent. Thereafter, all other rights of the holder terminate, other than the right to receive the purchase price upon delivery of the Note.

We may not have the financial resources, and we may not be able to arrange for financing, to pay the purchase price for all Notes holders have elected to have us purchase. Furthermore, payment of the purchase price may violate the terms of our existing or future indebtedness. See “Risk factors—We may not be able to repurchase the Notes or pay the amount due upon conversion of the Notes when necessary.” Our failure to purchase the Notes when required would result in an event of default with respect to the Notes. An event of default may, in turn, cause a default under our other indebtedness.

We may not purchase any Notes at the option of holders if there has occurred and is continuing an event of default with respect to the Notes, other than a default in the payment of the purchase price with respect to those Notes.

In connection with any purchase offer, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4 and Regulation 14E and all other applicable laws; and

•	file a Schedule TO or any other required schedule under the Securities Exchange Act of 1934 or other applicable laws.

HOLDERS MAY REQUIRE US TO REPURCHASE THEIR NOTES UPON A FUNDAMENTAL CHANGE

If a “fundamental change” (as defined in the indenture and described below) occurs, each holder will have the right, at its option, subject to the terms and conditions of the indenture, to require us to repurchase for cash all or any portion of the holder’s Notes in integral multiples of $1,000 principal amount, at a price equal to 100% of the principal amount of the Notes to be repurchased (without premium or penalty), plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date. We may repurchase the Notes on a date of our choosing, which we refer to as the “fundamental change repurchase date.” However, the fundamental change repurchase date must be no later than 30 trading days, and no earlier than 20 trading days, after the date we mail a notice of the fundamental change, as described below. The fundamental change repurchase date also cannot be before the date when the fundamental change occurs.

Within 20 business days after the occurrence of a fundamental change, we must mail to holders of Notes at their addresses appearing in the security register, publish on our website, and publicly announce through a reputable national newswire service, notice of the occurrence of such fundamental change, which notice must state, among other things:

•	the events causing the fundamental change;

•	the date of the fundamental change;

•	the fundamental change repurchase date;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the names and addresses of the paying agent and the conversion agent;

•	the procedures that holders must follow to exercise their repurchase right;

•	the conversion rate and any adjustments to the conversion rate that will result from the fundamental change and, if applicable, whether we have elected to change the conversion right in lieu of increasing the conversion rate, as described under “—Conversion rights—Adjustments to the conversion rate upon certain fundamental changes—Conversion after a public acquirer fundamental change” above; and

•	that Notes with respect to which the holder has delivered a fundamental change repurchase notice may be converted, if otherwise convertible, only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture.

To exercise the repurchase right, a holder must deliver a written notice to the paying agent no later than the close of business on the business day immediately preceding the fundamental change repurchase date. This written notice must state:

•	if the Notes are held in certificated form, the certificate numbers of the Notes that the holder will deliver for repurchase;

•	the principal amount of the Notes to be repurchased, which must be an integral multiple of $1,000; and

•	that the Notes are to be repurchased by us pursuant to the fundamental change provisions of the indenture.

A holder may withdraw any fundamental change repurchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the business day immediately preceding the fundamental change repurchase date. The notice of withdrawal must state:

•	the name of the holder;

•	a statement that the holder is withdrawing its election to require us to repurchase its Notes;

•	if the Notes are held in certificated form, the certificate numbers of the Notes being withdrawn;

•	the principal amount of Notes being withdrawn, which must be an integral multiple of $1,000; and

•	the principal amount, if any, of the Notes that remain subject to the fundamental change repurchase notice, which must be an integral multiple of $1,000.

If the Notes are not in certificated form, the above notices must comply with appropriate DTC procedures.

To receive payment of the fundamental change repurchase price for a Note for which the holder has delivered and not withdrawn a fundamental change repurchase notice, the holder must deliver the Note, together with necessary endorsements, to the paying agent at any time after delivery of the fundamental change repurchase notice. We will pay the fundamental change repurchase price for the Note as soon as practicable but in no event more than five business days after the later of the fundamental change repurchase date and the time of delivery of the Note, together with necessary endorsements.

If the paying agent holds on the fundamental change repurchase date money sufficient to pay the fundamental change repurchase price due on a Note in accordance with the terms of the indenture, then, on and after the fundamental change repurchase date, the Note will cease to be outstanding and interest on such Note will cease to accrue, whether or not the holder delivers the Note to the paying agent. Thereafter, all other rights of the holder terminate, other than the right to receive the fundamental change repurchase price upon delivery of the Note.

A “fundamental change” generally will be deemed to occur upon the occurrence of a “change in control” or a “termination of trading.”

A “change in control” generally will be deemed to occur at such time as:

•	any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) other than us, any of our subsidiaries or any of our employee benefit plans, is or becomes the “beneficial owner” (as that term is used in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of 50% or more of the total voting power of all classes of our capital stock entitled to vote generally in the election of directors (“voting stock”);

•	the sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets to any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934;

•	we consolidate with, or merge with or into, another person or any person consolidates with, or merges with or into, us, unless either:

•	the persons that “beneficially owned,” directly or indirectly, the shares of our voting stock immediately prior to such consolidation or merger, “beneficially own,” directly or indirectly, immediately after such consolidation or merger, shares of the surviving or continuing corporation’s voting stock representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or continuing corporation in substantially the same proportion as such ownership immediately prior to the transaction; or

•	both of the following conditions are satisfied:

•	at least 90% of the consideration (other than cash payments for fractional shares or pursuant to statutory appraisal rights) in such consolidation or merger consists of common stock and any associated rights traded on a U.S. national securities exchange or quoted on the Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such consolidation or merger); and

•	as a result of such consolidation or merger, the Notes become convertible solely into the same consideration which a Noteholder would have received if the Noteholder had converted such Notes immediately prior to the effective date of such consolidation or merger, as provided under “—Conversion rights—Change in the conversion right upon reclassifications, business combinations and asset sales;”

•	the following persons cease for any reason to constitute a majority of our board of directors:

•	individuals who on the first issue date of the Notes constituted our board of directors; and

•	any new directors whose election to our board of directors or whose nomination for election by our stockholders was approved by at least a majority of our directors then still in office either who were directors on such first issue date of the Notes or whose election or nomination for election was previously so approved; and

•	we are liquidated or dissolved or holders of our capital stock approve any plan or proposal for our liquidation or dissolution.

A “termination of trading” is deemed to occur if our common stock (or other common stock into which the Notes are then convertible) is neither listed for trading on a U.S. national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.

We may not have the financial resources, and we may not be able to arrange for financing, to pay the fundamental change repurchase price for all Notes holders have elected to have us repurchase. Furthermore, payment of the fundamental change repurchase price may violate the terms of our existing or future indebtedness. See “Risk factors—We may not be able to repurchase the Notes or pay the amounts due upon conversion of the Notes when necessary.” Our failure to repurchase the Notes when required would result in an event of default with respect to the Notes. An event of default may, in turn, cause a default under our other indebtedness.

We may in the future enter into transactions, including mergers or recapitalizations, that would not constitute a fundamental change but that would increase our debt or otherwise adversely affect holders. The indenture for the Notes does not restrict our or our subsidiaries’ ability to incur indebtedness. Our incurrence of additional indebtedness could adversely affect our ability to service our indebtedness, including the Notes. See “Risk factors—Increased leverage as a result of this offering may harm our financial condition and results of operations.”

In addition, the fundamental change repurchase feature of the Notes would not necessarily afford holders of the Notes protection in the event of highly leveraged or other transactions involving us that may adversely affect holders of the Notes. Furthermore, the fundamental change repurchase feature of the Notes may in certain circumstances deter or discourage a third party from acquiring us, even if the acquisition may be beneficial to you.

We will not repurchase any Notes at the option of holders if there has occurred and is continuing an event of default with respect to the Notes, other than a default in the payment of the fundamental change repurchase price with respect to the Notes.

In connection with any fundamental change offer, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4 and Regulation 14E and all other applicable laws; and

•	file a Schedule TO or any other required schedule under the Securities Exchange Act of 1934 or other applicable laws.

CONSOLIDATION, MERGER AND SALE OF ASSETS

The indenture prohibits us from consolidating with or merging with or into, or selling, transferring, leasing, conveying or otherwise disposing of all or substantially all of our property or assets to, another person, whether in a single transaction or series of related transactions, unless, among other things:

•	such other person is a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any state of the United States or the District of Columbia;

•	such person assumes all of our obligations under the Notes and the indenture; and

•	no default or event of default exists immediately after giving effect to the transaction or series of transactions.

When the successor assumes all of our obligations under the indenture, except in the case of a lease, our obligations under the indenture will terminate.

Some of the transactions described above could constitute a fundamental change that permits holders to require us to repurchase Notes as described in “—Holders may require us to repurchase their Notes upon a fundamental change” or to convert their Notes as described in “—Conversion rights—Conditions for conversion—Conversion upon the occurrence of certain corporate transactions” and “—Conversion rights—Adjustment to the conversion rate upon certain fundamental changes.”

There is no precise, established definition of the phrase “all or substantially all” of our property or assets under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a sale, transfer, lease, conveyance or other disposition of a significant portion but less than all of our property or assets.

An assumption by any person of our obligations under the Notes and the indenture may be deemed for U.S. federal income tax purposes to be an exchange of the Notes for new Notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

EVENTS OF DEFAULT

The following are events of default under the indenture for the Notes:

•	our failure to pay the principal of or premium, if any, on any Note when due, whether at maturity, upon redemption, on the purchase date with respect to a purchase at the option of the holder, on a fundamental change repurchase date with respect to a fundamental change or otherwise;

•	our failure to pay an installment of interest on any Note when due if the failure continues for 30 days after the date when due;

•	our failure to satisfy our conversion obligations upon the exercise of a holder’s conversion right;

•	our failure to timely provide notice as described under “—Conversion rights—Adjustment of conversion rate upon certain fundamental changes,” “—Purchase of Notes by us at the option of the holder” or “—Holders may require us to repurchase their Notes upon a fundamental change;”

•	our failure to comply with any other term, covenant or agreement contained in the Notes or the indenture, if the failure is not cured within 30 days after notice to us by the trustee or to the trustee and us by holders of at least 25% in aggregate principal amount of the Notes then outstanding, in accordance with the indenture;

•	a default by us or any of our subsidiaries in the payment when due, after the expiration of any applicable grace period, of principal of, or premium, if any, or interest on, indebtedness for money borrowed in the aggregate principal amount then outstanding of $10 million or more, or acceleration of our or our subsidiaries’ indebtedness for money borrowed in such aggregate principal amount or more so that it becomes due and payable before the date on which it would otherwise have become due and payable, if such default is not cured or waived, or such acceleration is not rescinded, within 30 days after notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of Notes then outstanding, in accordance with the indenture;

•	failure by us or any of our subsidiaries to pay final and non-appealable judgments, the aggregate uninsured portion of which is at least $10 million, if the judgments are not paid, discharged or fully bonded against within 60 days; and

•	certain events of bankruptcy, insolvency or reorganization with respect to us or any of our subsidiaries that is a “significant subsidiary” (as defined in Regulation S-X under the Securities Exchange Act of 1934) or any group of our subsidiaries that in the aggregate would constitute a “significant subsidiary.”

If an event of default, other than an event of default referred to in the last bullet point above with respect to us (but including an event of default referred to in that bullet point solely with respect to a significant subsidiary, or group of subsidiaries that in the aggregate would constitute a significant subsidiary, of ours), has occurred and is continuing, either the trustee, by notice to us, or the holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice to us and the trustee, may declare the principal of, and any accrued and unpaid interest and any premium on, all Notes to be immediately due and payable. In the case of an event of default referred to in the last bullet point above with respect to us (and not solely with respect to a significant subsidiary, or group of subsidiaries that in the aggregate would constitute a significant subsidiary, of ours), the principal of, and accrued and unpaid interest and any premium on, all Notes will automatically become immediately due and payable.

After any such acceleration, the holders of a majority in aggregate principal amount of the Notes then outstanding, by written notice to the trustee, may rescind or annul such acceleration in certain circumstances, if:

•	the rescission would not conflict with any order or decree;

•	all events of default, other than the non-payment of accelerated principal, premium or interest, have been cured or waived; and

•	certain amounts due to the trustee are paid.

The indenture does not obligate the trustee to exercise any of its rights or powers at the request or demand of the holders, unless the holders have offered to the trustee security or indemnity that is reasonably satisfactory to the trustee against the costs, expenses and liabilities that the trustee may incur to comply with the request or demand. Subject to the indenture, applicable law and the trustee’s rights to indemnification, the holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture, unless:

•	the holder gives the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the Notes then outstanding make a written request to the trustee to pursue the remedy;

•	the holder or holders offer and, if requested, provide the trustee indemnity reasonably satisfactory to the trustee against any loss, liability or expense; and

•	the trustee fails to comply with the request within 60 days after the trustee receives the notice, request and offer of indemnity and does not receive, during those 60 days, from holders of a majority in aggregate principal amount of the Notes then outstanding, a direction that is inconsistent with the request.

However, the above limitations do not apply to:

•	a suit by a holder to enforce the payment of any amounts due on the Notes after the applicable due date; or

•	the right to convert Notes in accordance with the indenture.

Except as provided in the indenture, the holders of a majority of the aggregate principal amount of outstanding Notes may, by notice to the trustee, waive any past default or event of default and its consequences, other than a default or event of default:

•	in the payment of principal of, or premium, if any, or interest on, any Note or in the payment of the redemption price, purchase price or fundamental change repurchase price;

•	arising from our failure to convert any Note in accordance with the indenture; or

•	in respect of any provision under the indenture that cannot be modified or amended without the consent of the holders of each outstanding Note affected.

We will promptly notify the trustee if a default or event of default occurs. In addition, the indenture requires us to furnish to the trustee, on an annual basis, a statement by our officers stating whether they are aware of any default or event of default by us in performing any of our obligations under the indenture or the Notes and describing any such default or event of default. If a default or event of default has occurred and the trustee has received notice of the default or event of default in accordance with the indenture, the trustee must mail to each holder a notice of the default or event of default within 30 days after it occurs or, if later, within 15 business days after the date that the trustee receives such notice. However, the trustee need not mail the notice if the default or event of default:

•	has been cured or waived; or

•	is not in the payment of any amounts due with respect to any Note and the trustee in good faith determines that withholding the notice is in the best interests of holders.

MODIFICATION AND WAIVER

We and the trustee may enter into a supplemental indenture to amend or supplement the indenture or the Notes with the consent of the holders of at least a majority in aggregate principal amount of the outstanding Notes. In addition, subject to certain exceptions, the holders of a majority in aggregate principal amount of the outstanding Notes may waive our compliance with any provision of the indenture or Notes. However, without the consent of the holders of each outstanding Note affected, no amendment, supplement or waiver may:

•	change the stated maturity date of the principal of, or the payment date of any installment of interest or any premium on, any Note;

•	reduce the principal amount of, or any premium, interest on, any Note;

•	change the place or currency of payment of principal of, or any premium or interest on, any Note;

•	impair the right to institute a suit for the enforcement of any payment on, or with respect to, any Note;

•	modify, in a manner adverse to the holders of the Notes, the right of the holders to require us to purchase Notes at their option or upon a fundamental change;

•	adversely affect the right of the holders of the Notes to convert their Notes in accordance with the indenture;

•	reduce the percentage in aggregate principal amount of outstanding Notes whose holders must consent to a modification or amendment of the indenture or the Notes;

•	reduce the percentage in aggregate principal amount of outstanding Notes whose holders must consent to a waiver of compliance with any provision of the indenture or the Notes or a waiver of any default or event of default; or

•	modify the provisions of the indenture with respect to modification and waiver (including waiver of a default or event of default), except to increase the percentage required for modification or waiver or to provide for the consent of each affected holder.

We and the trustee may enter into a supplemental indenture to amend or supplement the indenture or the Notes without notice to or the consent of any holder of the Notes to:

•	evidence the assumption of our obligations under the indenture and the Notes by a successor upon our consolidation or merger or the sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets in accordance with the indenture;

•	make adjustments in accordance with the indenture to the right to convert the Notes upon certain reclassifications or changes in our common stock and certain consolidations, mergers and binding share exchanges and upon the sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets;

•	make any changes or modifications to the indenture necessary in connection with the registration of the public offer and sale of the Notes under the Securities Act of 1933, or the Securities Act, pursuant to the registration rights agreement or the qualification of the indenture under the Trust Indenture Act of 1939;

•	secure our obligations in respect of the Notes;

•	add to our covenants for the benefit of the holders of the Notes or to surrender any right or power conferred upon us; or

•	make provision with respect to adjustments to the conversion rate as required by the indenture or to increase the conversion rate in accordance with the indenture.

In addition, we and the trustee may enter into a supplemental indenture without the consent of holders of the Notes in order to cure any ambiguity, defect, omission or inconsistency in the indenture in a manner that does not materially adversely affect the rights of any holder.

Except as provided in the indenture, the holders of a majority in aggregate principal amount of outstanding Notes, by notice to the trustee, generally may:

•	waive compliance by us with any provision of the indenture or the Notes, as detailed in the indenture; and

•	waive any past default or event of default and its consequences, except a default or event of default:

•	in the payment of principal of, or premium, if any, or interest on, any Note or in the payment of the redemption price, purchase price or fundamental change repurchase price;

•	arising from our failure to convert any Note in accordance with the indenture; or

•	in respect of any provision under the indenture that cannot be modified or amended without the consent of the holders of each outstanding Note affected.

Our senior credit facility provides that we must seek approval of the administrative agent under the credit facility to amend any of the provisions of the indenture.

DISCHARGE

We may generally satisfy and discharge our obligations under the indenture by:

•	delivering all outstanding Notes to the trustee for cancellation; or

•	depositing with the trustee or the paying agent after the Notes have become due and payable, whether at stated maturity or any redemption date, purchase date or fundamental change repurchase date, cash, and, if applicable as provided in the indenture, other consideration, sufficient to pay all amounts due on all outstanding Notes and paying all other sums payable under the indenture.

In addition, in the case of a deposit, there must not exist a default or event of default on the date we make the deposit, and the deposit must not result in a breach or violation of, or constitute a default under, the indenture or any other agreement or instrument to which we are a party or by which we are bound.

CALCULATIONS IN RESPECT OF NOTES

We and our agents are responsible for making all calculations called for under the indenture and Notes. These calculations include, but are not limited to, determination of the trading price of the Notes, the current market price of our common stock, the number of shares, if any, issuable upon conversion of the Notes (including additional shares, if any, issuable in connection with a fundamental change) and amounts of interest payable on the Notes. We and our agents will make all of these calculations in good faith, and, absent manifest error, these calculations will be final and binding on all holders of Notes. We will provide a copy of these calculations to the trustee, as required, and, absent manifest error, the trustee is entitled to rely on the accuracy of our calculations without independent verification.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES OR STOCKHOLDERS

None of our past, present or future directors, officers, employees or stockholders, as such, will have any liability for any of our obligations under the Notes or the indenture or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a Note, each holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the Notes. However, this waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

RULE 144A INFORMATION

If at any time we are not subject to the reporting requirements of the Securities Exchange Act of 1934, we will promptly furnish to the holders, beneficial owners and prospective purchasers of the Notes or underlying shares of common stock, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to facilitate the resale of the Notes or shares pursuant to Rule 144A.

REPORTS TO TRUSTEE

We will regularly furnish to the trustee copies of our annual report to stockholders, containing audited financial statements, and any other financial reports which we furnish to our stockholders.

UNCLAIMED MONEY

If money deposited with the trustee or paying agent for the payment of principal of, premium, if any, or accrued and unpaid interest on, the Notes remains unclaimed for two years, the trustee and paying agent will pay the money back to us upon our written request. However, the trustee and paying agent have the right to withhold paying the money back to us until they publish in a newspaper of general circulation in the City of New York, or mail to each holder, a notice stating that the money will be paid back to us if unclaimed after a date no less than 30 days from the publication or mailing. After the trustee or paying agent pays the money back to us, holders of Notes entitled to the money must look to us for payment as general creditors, subject to applicable law, and all liability of the trustee and the paying agent with respect to the money will cease.

PURCHASE AND CANCELLATION

The registrar, paying agent and conversion agent will forward to the trustee any Notes surrendered to them for transfer, exchange, payment or conversion, and the trustee will promptly cancel those Notes in accordance with its customary procedures. We will not issue new Notes to replace Notes that we have paid or delivered to the trustee for cancellation or that any holder has converted.

We may, to the extent permitted by law, purchase Notes in the open market or by tender offer at any price or by private agreement. We may, at our option and to the extent permitted by law, reissue, resell or surrender to the trustee for cancellation any Notes we purchase in this manner. Notes surrendered to the trustee for cancellation may not be reissued or resold and will be promptly cancelled.

REPLACEMENT OF NOTES

We will replace mutilated, lost, destroyed or stolen Notes at the holder’s expense upon delivery to the trustee of the mutilated Notes or evidence of the loss, destruction or theft of the Notes satisfactory to the trustee and us. In the case of a lost, destroyed or stolen Note, we or the trustee may require, at the expense of the holder, indemnity reasonably satisfactory to us and the trustee.

TRUSTEE AND TRANSFER AGENT

The trustee for the Notes is Wells Fargo Bank, National Association, and we have appointed the trustee as the paying agent, bid solicitation agent, registrar, conversion agent and custodian with regard to the Notes. The indenture permits the trustee to deal with us and any of our affiliates with the same rights the trustee would have if it were not trustee. However, under the Trust Indenture Act of 1939, if the trustee acquires any conflicting interest and there exists a default with respect to the Notes, the trustee must eliminate the conflict or resign. Wells Fargo Bank, National Association and its affiliates have in the past provided and may from time to time in the future provide banking and other services to us in the ordinary course of their business.

The holders of a majority in aggregate principal amount of the Notes then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to certain exceptions. If an event of default occurs and is continuing, the trustee must exercise its rights and powers under the indenture using the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. The indenture does not obligate the trustee to exercise any of its rights or powers at the request or demand of the holders, unless the holders have offered to the trustee security or indemnity that is reasonably satisfactory to the trustee against the costs, expenses and liabilities that the trustee may incur to comply with the request or demand.

The transfer agent for our common stock is U.S. Stock Transfer Corporation.

LISTING AND TRADING

Our common stock is listed on the Nasdaq National Market under the ticker symbol “TZIX.”

FORM, DENOMINATION AND REGISTRATION OF NOTES

General

The Notes were issued in registered form, without interest coupons, in minimum denominations of $1,000 principal amount and integral multiples of $1,000 principal amount in excess thereof, in the form of global securities, as further provided below. See “—Global securities” below for more information. The trustee need not:

•	register the transfer of or exchange any Note for a period of 15 days before selecting Notes to be redeemed;

•	register the transfer of or exchange any Note during the period beginning at the opening of business 15 days before the mailing of a notice of redemption of Notes selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any Note that has been selected for redemption or for which the holder has delivered, and not validly withdrawn, a purchase notice or fundamental change repurchase notice, except, in the case of a partial redemption, purchase or repurchase, that portion of the Notes not being redeemed, purchased or repurchased.

See “—Global securities,” “—Certificated securities” and “Transfer restrictions” for a description of additional transfer restrictions that apply to the Notes.

We will not impose a service charge in connection with any transfer or exchange of any Note, but we may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge imposed in connection with the transfer or exchange.

Global securities

Global securities will be deposited with the trustee as custodian for DTC and registered in the name of DTC or a nominee of DTC.

Investors who are qualified institutional buyers and who purchase Notes in reliance on Rule 144A under the Securities Act may hold their interests in a Rule 144A global security directly through DTC, if they are DTC participants, or indirectly through organizations that are DTC participants.

Except in the limited circumstances described below and in “—Certificated securities,” holders of Notes will not be entitled to receive Notes in certificated form. Unless and until it is exchanged in whole or in part for certificated securities, each global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

The custodian and DTC will electronically record the principal amount of Notes represented by global securities held within DTC. Beneficial interests in the global securities will be shown on records maintained by DTC and its direct and indirect participants. So long as DTC or its nominee is the registered owner or holder of a global security, DTC or such nominee will be considered the sole owner or holder of the Notes represented by such global security for all purposes, under the indenture, the Notes and the registration rights agreement. No owner of a beneficial interest in a global security will be able to transfer such interest except in accordance with DTC’s applicable procedures and the applicable procedures of its direct and indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limitations and requirements may impair the ability to transfer or pledge beneficial interests in a global security.

Payments of principal, premium, if any, and interest under each global security will be made to DTC or its nominee as the registered owner of such global security. We expect that DTC or its nominee, upon receipt of any such payment, will promptly credit DTC participants’ accounts with payments proportional to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC. We also expect that payments by DTC participants to owners of beneficial interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants, and none of us, the trustee, the custodian or any paying agent or registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any global security or for maintaining or reviewing any records relating to such beneficial interests.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Securities Exchange Act of 1934. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, which eliminates the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depository. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The ownership interest and transfer of ownership interests of each beneficial owner or purchaser of each security held by or on behalf of DTC are recorded on the records of the direct and indirect participants.

Certificated securities

The trustee will exchange each beneficial interest in a global security for one or more certificated securities registered in the name of the owner of the beneficial interest, as identified by DTC, only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global security or ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and, in either case, we do not appoint a successor depositary within 90 days of such notice or cessation; or

•	an event of default has occurred and is continuing and the trustee has received a request from DTC to issue certificated securities.

Same-day settlement and payment

We will make payments in respect of Notes in book-entry form by wire transfer of immediately available funds to the accounts specified by holders of the Notes. For a Note that has been subsequently issued in certificated form, we will mail a check to the holder’s registered address.

We expect the Notes will trade in DTC’s Same-Day Funds Settlement System, and DTC will require all permitted secondary market trading activity in the Notes to be settled in immediately available funds. We expect that secondary trading in any certificated securities will also be settled in immediately available funds.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

We have obtained the information we describe above concerning DTC and its book-entry system from sources that we believe to be reliable, but neither we nor the initial purchasers take any responsibility for the accuracy of this information.

Although DTC has agreed to the above procedures to facilitate transfers of interests in the global securities among DTC participants, DTC is under no obligation to perform or to continue those procedures, and those procedures may be discontinued at any time. None of us, the initial purchasers or the trustee will have any responsibility for the performance by DTC or its direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

REGISTRATION RIGHTS, ADDITIONAL INTEREST

On October 5, 2005, we entered into a registration rights agreement with the initial purchasers of the Notes, pursuant to which, we agreed to use our best efforts to cause the registration statement, of which this prospectus is a part, to use our best efforts to keep the registration statement of which this prospectus is a part, which we refer to as the shelf registration statement, continuously effective under the Securities Act until there are no registrable securities outstanding.

However, the registration rights agreement permits us to prohibit offers and sales of registrable securities pursuant to the shelf registration statement for a period not to exceed an aggregate of 30 days in any three-month period and not to exceed an aggregate of 60 days in any 12-month period, under certain circumstances and subject to certain conditions. We refer to any such period during which we may prohibit offers and sales as a “suspension period.”

“Registrable securities” generally means each Note and each share of common stock issuable upon conversion of the Notes until the earlier of:

•	the date the Note or share has been effectively registered under the Securities Act and disposed of, in accordance with the shelf registration statement;

•	the date on which the Note or share may be resold without restriction pursuant to Rule 144(k) under the Securities Act or any successor provision thereto; or

•	the date on which the Note or share has been publicly sold pursuant to Rule 144 under the Securities Act.

Holders of registrable securities must deliver certain information, and update that information, to be used in connection with, and to be named as selling securityholders in, the shelf registration statement in order to have their registrable securities included in the shelf registration statement. Any holder that does not complete and deliver a questionnaire or provide the information it requires will not be named as a selling securityholder in the shelf registration statement, will not be permitted to sell any registrable securities held by that holder pursuant to the shelf registration statement and will not be entitled to receive any of the additional interest described in the following paragraph.

If:

•	a holder supplies the questionnaire described above after the fifth business day before the effective date of the shelf registration statement, and we fail to supplement or amend the shelf registration statement, or file a new registration statement, in accordance with the terms of the registration rights agreement, in order to add such holder as a selling securityholder; or

•	the shelf registration statement is filed and has become effective under the Securities Act but then ceases to be effective (without being succeeded by an additional registration statement that is filed and becomes effective) or usable for the offer and sale of registrable securities for a period of time (including any suspension period) that exceeds an aggregate of 30 days in any three-month period or an aggregate of 60 days in any 12-month period; or

•	we fail to name as a selling securityholder, in the shelf registration statement or any amendment to the shelf registration statement, at the time it becomes effective under the Securities Act, or in any prospectus relating to the shelf registration statement, at the time we file the prospectus or, if later, the time the related shelf registration statement or amendment becomes effective under the Securities Act, any holder that is entitled to be so named as a selling securityholder, then we will pay additional interest to each holder of registrable securities who has provided to us the required selling securityholder information. We refer to each event described in the bullet points above as a “registration default.”

The additional interest we must pay while there is a continuing registration default accrues at a rate per year equal to 0.25% for the 90-day period beginning on, and including, the date of the registration default, and thereafter at a rate per year equal to 0.50% of the aggregate principal amount of the applicable Notes.

We will not pay any additional interest on any Note after it has been converted as described under “—Conversion rights.” If a Note ceases to be outstanding during a registration default, we will prorate the additional interest to be paid with respect to that Note. In no event will additional interest be payable with respect to any registration default relating to a failure to register the common stock issuable upon conversion of the Notes. For the avoidance of doubt, if we fail to register both the Notes and the common stock issuable upon conversion of the Notes, then additional interest will be payable in connection with the registration default relating to the failure to register the Notes.

So long as a registration default continues, we will pay additional interest in cash on April 1 and October 1 of each year to each holder who is entitled to receive additional interest in respect of a Note of which the holder was the holder of record at the close of business on the immediately preceding March 15 and September 15, respectively. If we call a Note for redemption, purchase a Note pursuant to a purchase at the holder’s option or repurchase a Note upon a fundamental change, and the redemption date, purchase date or fundamental change repurchase date is after the close of business on a record date and before the related additional interest payment date, we will instead pay the additional interest to the holder that submitted the Note for redemption, purchase or repurchase.

Following the cure of a registration default, additional interest will cease to accrue with respect to that registration default. In addition, no additional interest will accrue after the period we must keep the shelf registration statement effective under the Securities Act or on any security that ceases to be a registrable security. However, we will remain liable for any previously accrued additional interest.

The above summary of certain provisions of the registration rights agreement does not purport to be complete and is subject, and is qualified in its entirety by reference, to the provisions of the registration rights agreement. The registration rights agreement is filed as an exhibit to the shelf registration statement.

GOVERNING LAW

The indenture, the Notes and the registration rights agreement are governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 95,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value.

Common Stock

As of March 13, 2006, there were 42,796,256 shares of common stock outstanding held by approximately 135 holders of record. Holders of common stock are entitled to one vote per share on all matters to be voted upon by stockholders. In accordance with Delaware law, the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum) shall be the act of the stockholders. The shares of common stock have no preemptive rights, no redemption or sinking fund provisions, and are not liable for further call or assessment. The holders of common stock are entitled to receive dividends when and as declared by the board of directors out of funds legally available for dividends.

Upon a liquidation of the company, our creditors will be paid before any distribution to holders of our common stock. Subject to rights of any shares of preferred stock then outstanding, the holders of common stock would be entitled to receive a pro rata distribution per share of any excess amount.

Preferred Stock

Our amended and restated certificate of incorporation empowers the board of directors to issue up to 5,000,000 shares of preferred stock from time to time in one or more series. The board of directors also may fix the designation, privileges, preferences and rights and the qualifications, limitations and restrictions of those shares, including dividend rights, conversion rights, voting rights, redemption rights, terms of sinking funds, liquidation preferences and the number of shares constituting any series or the designation of the series. Terms selected could decrease the amount of earnings and assets available for distribution to holders of our common stock or adversely affect the rights and power, including voting rights, of the holders of our common stock without any further vote or action by the stockholders. The rights of holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued by us in the future. In 2000, our board of directors designated 1,000,000 shares of preferred stock as Series A junior participating preferred stock in connection with the adoption of our stockholder rights plan, as described below.

Stockholder Rights Plan

On September 25, 2000, our board of directors adopted a stockholder rights plan, pursuant to which it declared a dividend of one preferred share purchase right for each outstanding share of common stock. The description and terms of these rights are set forth in a Rights Agreement, dated October 19, 2000, as amended, between TriZetto and U.S. Stock Transfer Corporation, as rights agent. The rights trade with, and are inseparable from, the common stock. Each right will allow its holder to purchase from us one one-hundredth of a share of new Series A junior participating preferred stock for $75.00 once the rights become exercisable.

The rights will not be exercisable until:

•	10 days after the public announcement that a person or group has become an “acquiring person” by obtaining beneficial ownership of 15% or more of the outstanding shares of common stock (excluding specified existing stockholders holding more than 15% of the outstanding common stock); or

•	if earlier, 10 business days (or a later date determined by the board of directors before any person or group becomes an acquiring person) after a person or group begins a tender or exchange offer which, if completed, would result in that person or group becoming an “acquiring person.”

The date when the rights become exercisable is referred to as the distribution date. Until that date, the common stock certificates will also evidence the rights, and any transfer of shares of common stock will constitute a transfer of rights. After that date, the rights will separate from the common stock and be evidenced by book-entry credits or by rights certificates that we will mail to all eligible holders of common stock. Any rights held by an acquiring person are void and may not be exercised. The board of directors may reduce the threshold at which a person or group becomes an acquiring person from 15% to not less than 10% of the outstanding common stock, but any such reduction in the threshold will not cause a person or a group to become an acquiring person by the lowering of the threshold below the percentage that such person or group already owns.

If a person or group becomes an acquiring person, all holders of rights except the acquiring person may, for $75.00 per share, purchase shares of common stock with a market value of $150.00, based on the market price of the common stock prior to such acquisition.

If we are later acquired in a merger or similar transaction after the distribution date, all holders of rights except the acquiring person may, for $75.00, purchase shares of the acquiring corporation with a market value of $150.00 based on the market price of the acquiring corporation’s stock, prior to such merger.

Each one one-hundredth of Series A junior participating preferred stock, if issued:

•	will not be redeemable;

•	will entitle holders to quarterly dividend payments equal to the dividend paid on one share of common stock;

•	will entitle holders upon liquidation either to receive $1 per one one-hundredth interest of a share of Series A junior participating preferred stock or an amount equal to the payment made on one share of common stock, whichever is greater;

•	will have the same voting power as one share of common stock; and

•	if shares of common stock are exchanged via merger, consolidation, or a similar transaction, will entitle holders to a per share payment equal to the payment made on one share of common stock.

The value of one one-hundredth interest in a share of Series A junior participating preferred stock should approximate the value of one share of common stock.

The board of directors may redeem the rights for $0.001 per right at any time before any person or group becomes an acquiring person. If the board of directors redeems any rights, it must redeem all of the rights. Once the rights are redeemed, the only right of the holders of rights will be to receive the redemption price of $0.001 per right. The redemption price will be adjusted if we effect a stock split or stock dividend of common stock.

After a person or group becomes an acquiring person, but before an acquiring person owns 50% or more of the outstanding shares of common stock, the board of directors may extinguish the rights by exchanging one share of common stock or an equivalent security for each right, other than rights held by the acquiring person.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income tax considerations relevant to holders of the Notes and common stock into which the Notes may be converted. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, Internal Revenue Service (“IRS”) rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal tax consequences of acquiring, holding or disposing of the Notes or common stock.

This discussion does not purport to deal with all aspects of U.S. federal taxation that relate to the purchase, ownership and disposition of the Notes and the common stock into which the Notes may be converted. Additionally, this discussion does not purport to address all U.S. federal tax consequences that may be relevant to a particular holder in light of the holder’s circumstances or to holders subject to special rules, including without limitation:

•	holders subject to the alternative minimum tax;

•	banks, insurance companies, or other financial institutions;

•	tax-exempt organizations;

•	dealers in securities or commodities;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	U.S. Holders (as defined below) whose “functional currency” is not the United States dollar;

•	persons that will hold the Notes as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;

•	persons deemed to sell the Notes under the constructive sale provisions of the Code; or

•	partnerships and other pass-through entities.

This discussion also does not address any aspect of state, local or foreign tax laws, or, except as expressly provided herein, U.S. federal estate or gift tax laws as applicable to the holders of the Notes and common stock into which the Notes may be converted. In addition, this discussion is limited to persons that purchased Notes in the offering, pursuant to and at the offering price on the cover of this prospectus and who will hold the Notes and common stock as “capital assets” within the meaning of Section 1221 of the Code. This summary also assumes that the Notes will be respected as indebtedness for U.S. federal income tax purposes.

If a partnership (including for this purpose any entity, domestic or foreign, treated as a partnership for U.S. tax purposes) is the holder or beneficial owner of the Notes or common stock into which the Notes may be converted, the U.S. tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. As a general matter, income earned through a foreign or domestic partnership is attributed to its partners. A holder of the Notes or common stock into which the Notes may be converted that is a partnership and partners in such partnership should consult their own tax advisor about the U.S. federal income tax consequences of holding and disposing of the Notes and the common stock into which the Notes may be converted.

ALL PROSPECTIVE PURCHASERS OF THE NOTES ARE ADVISED TO CONSULT THEIR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX

CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES AND THE COMMON STOCK IN THEIR PARTICULAR SITUATION.

Circular 230 Disclaimer

To ensure compliance with Treasury Department Circular 230, the prospective purchasers of the Notes or the underlying shares of common stock are hereby notified that: (A) any discussion of U.S. federal tax issues in this prospectus is not intended or written to be relied upon, and cannot be relied upon, by such prospective purchasers for the purpose of avoiding penalties that may be imposed on them under the Code, (B) such discussion is included herein by us in connection with the promotion or marketing (within the meaning of Circular 230) by us and the initial purchasers of the transactions or matters addressed herein and (C) the prospective purchasers of the Notes should seek tax advice based on their particular circumstances from an independent tax advisor.

U.S. holders

As used herein, the term “U.S. holder” means a beneficial holder of a Note or common stock that for United States federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, formed under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; and

•	a trust, if such trust was in existence on August 20, 1996 and validly elects to continue to be treated as a U.S. person for U.S. federal income tax purposes, or if (a) a court within the United States can exercise primary supervision over its administration and (b) one or more U.S. persons have the authority to control all of the substantial decisions of such trust.

Stated interest

Payments of stated interest on a Note generally will be taxable to a U.S. Holder as ordinary income at the time such payments are accrued or are received, in accordance with the U.S. Holder’s regular method of tax accounting.

Additional payments

If the amount or timing of any additional payments on a Note is contingent, the Note could be subject to special rules that apply to contingent debt instruments. These rules generally require a holder to accrue interest income at a rate higher than the stated interest rate on the Note and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange, conversion or retirement of a Note before the resolution of the contingencies. In certain circumstances, holders of our Notes could receive payments in excess of stated principal and interest. If we do not comply with our obligations under the registration rights agreement, such non-compliance may result in the payment of predetermined additional interest (the “Additional Interest”) in the manner described under “Description of the Notes—Registration rights, additional interest.” In addition, under certain circumstances we may be required to increase the conversion rate in connection with a certain fundamental changes, as described under “Description of the Notes—Conversion Rights—Adjustment to the conversion rate upon certain fundamental changes.” We intend to take the position for U.S. federal income tax purposes that the possibility of such payment or such increase does not cause the Notes to be subject to the special rules applicable to contingent payment debt instruments. Instead, we intend to take the position that any payments of the Additional Interest should be taxable to you as ordinary interest income when received or accrued, in accordance with your usual method of tax accounting, and that any additional consideration resulting from an increase to the conversion rate pursuant to a make-whole fundamental change should be taken into account in the manner described under “—Conversion rate adjustments” and upon a conversion of the Notes. This position is based in part on our determination that as of the date of issuance of the Notes, the possibility that such additional payments or increase to the conversion rate will be made is a “remote” or “incidental” contingency within the meaning of applicable Treasury Regulations. Therefore, for purposes of filing tax or information returns with the IRS, we will not treat the Notes as contingent payment debt instruments. Our position in this regard is binding on a holder unless the holder discloses a contrary position to the IRS. However, this position is not binding on the IRS and the IRS may take a contrary position from that described above, which could affect the timing and character of both holders’ income from the Notes and our deductions with respect to the Notes. The remainder of this discussion assumes that the Notes will not be treated as contingent payment debt instruments.

Market Discount

The acquisition and sale of a Note may be subject to the market discount provisions of the Code. Subject to a de minimis exception, the market discount on a Note generally will equal the amount, if any, by which the issue price of the Note immediately after its acquisition (other than at original issue) exceeds the U.S. Holder’s adjusted tax basis in the Note. If applicable, these provisions generally require a U.S. Holder who acquires a Note at a market discount to treat as ordinary income any gain recognized on the disposition of that Note to the extent of the accrued market discount on that Note at the time of disposition, unless the U.S. Holder elects to include market discount in income currently as it accrues with a corresponding increase in the U.S. Holder’s adjusted tax basis in the Note. If a U.S. Holder disposes of a Note with market discount in certain otherwise non-taxable transactions, the U.S. Holder must include accrued market discount as ordinary income as if the U.S. Holder had sold the Note at its then fair market value. A U.S. Holder will not recognize income for any accrued market discount attributable to a Note converted into common stock. Upon disposition of such common stock received, however, any gain will be treated as ordinary income to the extent of such accrued market discount not previously included in income.

The election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. In general, market discount will be treated as accruing on a straight-line basis over the remaining term of the Note at the time of acquisition, or, at the election of the U.S. Holder, under a constant yield method. A U.S. Holder who acquires a Note at a market discount and who does not elect to include accrued market discount in income currently may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the Note until the Note is disposed of in a taxable transaction.

Amortizable Premium

If a U.S. Holder purchases a Note for an amount in excess of the sum of all amounts payable on the note after the purchase date, other than qualified stated interest, such holder will be considered to have purchased the Note at a “premium.” A U.S. Holder who purchases a Note at a premium may elect to amortize that premium with a corresponding decrease in the adjusted tax basis from the purchase date to the Note’s maturity date under a constant-yield method that reflects semiannual compounding based on the Note’s payment period, but subject to special limitations if the note is subject to optional redemption at a premium. Amortizable premium will not include any premium attributable to a Note’s conversion feature (determined under any reasonable method). Amortized premium is treated as an offset to interest income on a Note and not as a separate deduction. Under Treasury Regulations, the amount of amortizable bond premium that a U.S. Holder may deduct in any accrual period is limited to the amount by which the holder’s total interest inclusions on the Note in prior accrual periods exceed the total amount treated by the holder as a bond premium deduction in prior accrual periods. If any of the excess bond premium is not deductible, that amount is carried forward to the next accrual period. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If an election to amortize premium is not made, a U.S. Holder must include all amounts of interest without reduction for such premium, and such gain will reduce such U.S. Holder’s gain or increase the loss on disposition of the Note. Investors should consult their own advisors concerning the advisability of electing to amortize premium.

Conversion of Notes into common stock

A U.S. holder generally will not recognize any income, gain or loss upon conversion of a Note into solely common stock, except with respect to cash received in lieu of a fractional share of common stock. The adjusted basis of shares of common stock received on conversion will equal the adjusted basis of the Note converted (reduced by the portion of adjusted basis allocated to any fractional share of common stock exchanged for cash). The holding period of such common stock received on conversion will generally include the period during which the converted Notes were held prior to conversion.

However, to the extent that any common stock received upon conversion is considered attributable to accrued interest not previously included in income by the U.S. holder, it will be taxable as ordinary income. A U.S. holder’s tax basis in shares of common stock considered attributable to accrued interest generally will equal the amount of such accrued interest included in income, and the holding period for such shares will begin on the date of conversion.

Cash received in lieu of a fractional share of common stock upon conversion will be treated as a payment in exchange for the fractional share of common stock. Accordingly, the receipt of cash in lieu of a fractional share of common stock generally will result in capital gain or loss, measured by the difference between the cash received for the fractional share and the U.S. holder’s adjusted tax basis in the fractional share, and will be taxable as described below under “—Common stock.” The holder’s tax basis in the fractional share of common stock will be a proportionate part of the holder’s adjusted tax basis in the common stock received upon conversion, as described above.

Conversion of Notes for cash

A conversion of a Note in exchange solely for cash will be treated as a taxable sale or exchange of the Note, as described below under “—Sale, exchange or redemption of Notes.”

Conversion of Notes for cash and common stock

If a U.S. holder receives a combination of common stock and cash (other than cash received in lieu of a fractional share) upon conversion of a Note, then, assuming that the Notes are treated as “securities” for U.S. federal income tax purposes, the holder generally should not recognize loss, but should recognize gain, if any, on a Note so converted, in an amount equal to the lesser of the amount of (i) gain realized (i.e., the excess, if any, of the fair market value of the common stock received plus the cash received over the adjusted basis in the Note converted) or (ii) the cash received. Such gain generally will be capital gain (except to the extent of accrued market discount not previously included in income, which will be treated as ordinary income) and will be long-term capital gain if the Note has been held for at least one year at the time of the conversion. The U.S. holder’s aggregate basis in the common stock (including any fractional share for which cash is paid) will equal the holder’s adjusted basis in the Note converted reduced by any cash received in the conversion (other than cash received in lieu of a fractional share) and increased by the amount of gain, if any, recognized on the conversion (other than gain with respect to a fractional share), and the U.S. holder’s holding period for the stock will include the period during which the holder held such Note. Alternatively, the receipt of a combination of cash and common stock upon a conversion may be treated as a taxable sale or exchange of all or a portion of a Note. Holders should consult their tax advisors regarding the proper treatment to them of the receipt of a combination of cash and common stock upon a conversion.

Sale, exchange or redemption of Notes

Each U.S. holder generally will recognize gain or loss upon the sale, exchange (other than by exercise of the conversion privilege in full or partial exchange for common stock), redemption, retirement or other taxable disposition of Notes measured by the difference (if any) between (i) the amount of cash and the fair market value of any property received (except to the extent that such cash or other property is attributable to the payment of accrued but unpaid interest not previously included in income, which amount will be taxable as ordinary income) and (ii) such holder’s adjusted tax basis in the Notes. A U.S. holder’s adjusted tax basis in a Note generally will equal the cost of the Note to such holder. Any gain or loss recognized on the sale, exchange, redemption, retirement or other disposition of a Note will be capital gain (except to the extent of accrued market discount not previously included in income, which will be treated as ordinary income) or loss and will generally be long-term capital gain or loss if the Note has been held or deemed held for more than one year at the time of the sale or exchange. Long-term capital gains recognized by certain noncorporate U.S. holders, including individuals, will generally be subject to a reduced rate of United States federal income tax. Capital gain that is not long-term capital gain is taxed at ordinary income rates. The deductibility of capital losses is subject to certain limitations.

Conversion rate adjustments

The conversion rate of the Notes is subject to adjustment under certain circumstances. Section 305 of the Code and the Treasury Regulations issued thereunder may treat the holders of the Notes as having received a deemed distribution includable in such holders’ income in the manner described under “—Common stock” below if, and to the extent that certain adjustments in the conversion rate (particularly an adjustment to reflect a taxable dividend to holders of common stock or the failure to make such adjustments) increase the proportionate interest of a holder of Notes in the fully diluted common stock, whether or not such holder ever exercises its conversion privilege. Therefore, U.S. holders may recognize income in the event of a deemed distribution even though they may not receive any cash or property. It is unclear whether any such deemed dividend would be eligible for the reduced rate of U.S. federal income tax applicable to certain dividends received by noncorporate holders or the dividends received deduction applicable to corporate holders. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which merely has the effect of preventing dilution in the interest of the holders of the Notes, however, will generally not be considered to result in a deemed distribution.

Common stock

Distributions, if any, made on the common stock generally will be included in a U.S. holder’s income as ordinary dividend income to the extent of our current and accumulated earnings and profits. However, with respect to noncorporate taxpayers for taxable years beginning before January 1, 2009, such dividends are generally taxed at the lower applicable capital gains rates provided certain holding period and other requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital, reducing such holder’s adjusted tax basis in the common stock (but not below zero). Any remaining excess will be treated as capital gain from the sale or exchange of such common stock. Dividends received by a corporate U.S. holder may be eligible for a dividends-received deduction, subject to applicable limitations.

Gain or loss realized on the sale or exchange of common stock will equal the difference between the amount realized on such sale or exchange and the U.S. holder’s adjusted tax basis in such common stock. Such gain or loss will generally be long-term capital gain or loss if the holder has held or is deemed to have held the common stock for more than one year. The deductibility of capital losses is subject to certain limitations.

Information reporting and backup withholding

A U.S. holder of Notes or common stock may be subject to “backup withholding” with respect to certain “reportable payments,” including interest payments, dividend payments, proceeds from the disposition of the Notes or common stock to or through certain brokers and, under certain circumstances, principal payments on the Notes. These backup withholding rules apply if the holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number (“TIN”) certified under penalties of perjury, (ii) fails to report properly interest or dividends, or (iii) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such holder is not subject to backup withholding, or if the IRS provides notification that the U.S. holder has furnished us (or the broker if relevant) with an incorrect TIN. Any amount withheld from a payment to a holder under the backup withholding rules is creditable against the holder’s federal income tax liability, provided that the required information is timely furnished to the IRS. Backup withholding will not apply, however, with respect to payments made to certain holders, including corporations, tax exempt organizations and certain foreign persons, provided their exemptions from backup withholding are properly established.

We will report to the U.S. holders of Notes and common stock and to the IRS the amount of our “reportable payments” for each calendar year and the amount of tax withheld, if any, with respect to such payments.

Non-U.S. holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a Non-U.S. holder. A “Non-U.S. holder” is any holder of a Note or common stock other than a U.S. holder or a foreign or domestic partnership.

For purposes of the following discussion, interest, dividends and gain on the sale, exchange or other disposition of a Note or common stock will be considered to be “U.S. trade or business income” if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business and (ii) in the case of a Non-U.S. holder eligible for the benefits of an applicable U.S. bilateral income tax treaty, attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States.

Interest

Generally any interest (including the Additional Interest) paid to a Non-U.S. Holder of a Note that is not U.S. trade or business income will not be subject to U.S. federal income or withholding tax if the interest qualifies as “portfolio interest.” Interest on the Notes will qualify as portfolio interest if (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all of our voting stock (treating, for such purposes, Notes held by a Non-U.S. holder as having been converted into common stock) and is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the applicable provisions of the Code and (ii) the withholding agent receives a qualifying statement that the owner is not a U.S. person and the agent does not have actual knowledge or reason to know otherwise. To satisfy the qualifying statement requirements referred to in (ii) above, the beneficial owner of a Note must provide a properly executed Form W-8BEN (or appropriate substitute form) prior to payment of interest.

The gross amount of payments to a Non-U.S. holder of interest that does not qualify for the portfolio interest exemption and that is not U.S. trade or business income will be subject to U.S. federal withholding tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate withholding. U.S. trade or business income will instead be taxed at regular graduated U.S. income tax rates. In the case of a Non-U.S. holder that is a corporation, such U.S. trade or business income may also, under certain circumstances, be subject to the branch profits tax at a 30% (or, if applicable, treaty-reduced) rate. To claim the benefit of a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, the Non-U.S. holder must provide a properly executed IRS Form W-8BEN or W-8ECI, as applicable, prior to the payment of interest. In addition, a Non-U.S. holder may, under certain circumstances, be required to obtain a U.S. taxpayer identification number and make certain certifications to us. Special procedures are provided for payments through qualified intermediaries. A Non-U.S. holder of a Note that is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of amounts withheld at a higher rate by filing an appropriate claim for a refund with the IRS.

Dividends

In general, dividends paid to a Non-U.S. holder of common stock that are not U.S. trade or business income will be subject to withholding of U.S. federal income tax at a 30% rate unless such rate is reduced by an applicable income tax treaty. Dividends that are U.S. trade or business income are generally subject to U.S. federal income tax at regular graduated income tax rates, but are not generally subject to the 30% withholding tax or treaty-reduced rate if the Non-U.S. holder files the appropriate form with the payor, as discussed above. Any U.S. trade or business income received by a Non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% (or, if applicable, treaty-reduced) rate. A Non-U.S. holder of common stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements. A Non-U.S. holder of common stock that is eligible for a reduced rate of U.S. withholding tax pursuant to an income treaty may obtain a refund of amounts withheld at a higher rate by filing an appropriate claim for a refund with the IRS.

Conversion

In general, a Non-U.S. holder will not be subject to U.S. federal income tax to the extent the Notes are converted into common stock. However, any cash received in the conversion, including cash in lieu of a fractional share, may give rise to gain, which may be taxable under the rules described below with respect to the sale of Notes or common stock.

Conversion rate adjustments

The conversion rate of the Notes is subject to adjustment in certain circumstances, and such adjustments could, in certain circumstances, give rise to a deemed distribution to non-U.S. holders of the Notes. See “—U.S. holders—Conversion rate adjustments.” In such case, the deemed distribution would be subject to the rules below regarding withholding of U.S. federal tax on dividends in respect of our common stock. See “—Dividends.” It is possible that such withholding tax would be withheld from amounts owed to a non-U.S. holder, including but not limited to interest, shares of our common stock, or sales proceeds subsequently paid or credited to such holder. In the event of a public acquirer fundamental change, we may elect to change the conversion right as described under “Description of the Notes—Conversion rights—Adjustment to the conversion rate upon certain fundamental changes—Conversion after public acquirer fundamental change.” The tax consequences to a non-U.S. holder if we exercise that election are unclear, and may vary depending on the circumstances of such public acquirer fundamental change. The election may result in a deemed distribution which may be classified as a dividend to the extent of our current and accumulated earnings and profits, as described above, or in a deemed exchange of the Notes for tax purposes, which may be taxable for U.S. federal income tax purposes. The consequences of a taxable exchange are described in “—Non-U.S. holders—Sale, exchange or redemption of Notes or common stock.” Prospective purchasers of the Notes should consult their own tax advisor as to the potential tax consequences of an adjustment in the conversion rate or a change in the conversion right.

Sale, exchange or redemption of Notes or common stock

Except as described below and subject to the discussion concerning backup withholding, any gain (including gain treated as ordinary income under the market discount rules) realized by a Non-U.S. holder on the sale, exchange (including a conversion in exchange for cash) or redemption of a Note or common stock generally will not be subject to U.S. federal income or withholding tax, unless (i) such gain is U.S. trade or business income, (ii) subject to certain exceptions, the Non-U.S. holder is an individual who holds the Note or common stock as a capital asset and is present in the U.S. for 183 days or more in the taxable year of the disposition and certain other conditions are met, (iii) the Non-U.S. holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates (including certain former citizens or residents of the United States), or (iv) we are a United States real property holding corporation within the meaning of Section 897 of the Code. We do not believe that we are currently a “United States real property holding corporation” within the meaning of Section 897 of the Code, or that we will become one in the future.

Any amounts received in respect of accrued interest (including Additional Interest) not previously included in income generally would be treated as interest, the tax treatment of which is as described above.

U.S. federal estate tax

A Note held or beneficially owned by an individual who, for U.S. federal estate tax purposes, is not a citizen or domiciliary of the United States at the time of death will generally not be includable in the decedent’s gross estate for U.S. estate tax purposes, provided that the interest on the Note qualifies for the “portfolio interest” exemption from U.S. withholding tax as described above under “Interest.”

Generally, common stock held or beneficially owned by an individual who, for U.S. federal estate tax purposes, is not a citizen or domiciliary of the Unites States at the time of death will be included in the decedent’s gross estate for U.S. estate tax purposes unless otherwise provided by an applicable estate tax treaty.

Information reporting and backup withholding

Generally, any payments to Non-U.S. Holders of interest, dividends, and proceeds paid by brokers must be reported annually to the IRS and to each Non-U.S. Holder. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Under certain circumstances, we or our paying agent will have to report to the IRS payments of principal.

Information reporting and backup withholding of United States federal income tax may apply to payments made by us or any agent of ours to Non-U.S. Holders if the payee fails to make the appropriate certification that the holder is a non-U.S. person or if we have or our paying agent has actual knowledge that the payee is a United States person.

The payment of the proceeds from the disposition of a Note or common stock to or through a non-U.S. office of a broker will generally not be subject to backup withholding or information reporting unless such broker is a U.S. person or has certain other contacts with the United States. However, the payment of the proceeds from the disposition of the Notes or common stock to or through the U.S. office of any broker, U.S. or foreign, or a non-U.S. office of a U.S.-related broker, will not be subject to information reporting and backup withholding if the owner certifies as to its Non-U.S. Holder status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

Any amounts withheld under the backup withholding rules (at a current rate of 28%) from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder’s U.S. federal income tax liability, provided that the requisite procedures are followed.

THE PRECEDING DISCUSSION OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT ITS OWN TAX ADVISER AS TO PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES AND THE COMMON STOCK INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN OR OTHER TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

SELLING SECURITYHOLDERS

We issued $100 million of the Notes to the initial purchasers in a private placement on October 5, 2005. The initial purchasers resold the Notes in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be qualified institutional buyers within the meaning of Rule 144A under the Securities Act. Selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the Notes and common stock into which the Notes are convertible.

The following table sets forth certain information with respect to the selling securityholders and the principal amounts of Notes and number of shares of common stock beneficially owned by each of them that may be offered under this prospectus. The information is based on information provided by or on behalf of the selling securityholders to us in a selling securityholder questionnaire and is as of the date specified by the selling securityholders in such questionnaires. The selling securityholders may offer all or some portion of the Notes or common stock into which the Notes are convertible, therefore no estimate can be given as to the amount of the Notes or the common stock that will be held by the selling securityholders upon termination of any sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their Notes since the date on which they provided the information regarding their Notes in transactions exempt from the registration requirements under the Securities Act. As of March 13, 2006, we had $100,000,000 in principal amount of Notes and 42,796,256 shares of common stock outstanding.

Name of Selling Securityholder	Principal Amount of Notes Beneficially Owned	Percentage of Notes Outstanding	Common Stock Owned Prior to the Offering (1)(2)	Common Stock Owned After Completion of the Offering
Allstate Insurance Company (4)	$1,500,000	1.50%	79,575	—

Argent Classic Convertible Arbitrage Fund, L.P.	$380,000	*	20,159	—

Argent Classic Convertible Arbitrage Fund II, L.P.	$60,000	*	3,183	—

Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.	$3,350,000	3.35%	177,718	—

Argentum Multistrategy Fund Ltd.-Classic	$10,000	*	530	—

Banc of America Securities LLC (3)	$558,000	*	29,602	—

BNP Paribas Arbitrage (4)	$3,534,000	3.53%	187,480	—

BNP Paribass Equity Strategies, SNC (4)	$5,234,000	5.23%	279,530	1,865

CBARB, a segregated account of Geode Capital Master Fund, Ltd.	$7,000,000	7.00%	371,352	—

Clinton Multistrategy Master Fund, Ltd.	$1,000,000	1.00%	53,050	—

CIBC World Markets (3)	$1,156,000	1.16%	61,326	—

CNH CA Master Account, LP	$8,000,000	8.00%	424,403	—

CooperNeff Convertible Strategies (Cayman) Master Fund, LP	$1,850,000	1.85%	98,143	—

CSS, LLC (3)	$3,000,000	3.00%	159,151	—

DBAG London (4)	$19,750,000	19.75%	1,047,745	—

DKR SoundShore Opportunity Holding Fund Ltd.	$4,500,000	4.50%	238,726	—

Ellington Overseas Partners, Ltd.	$12,000,000	12.00%	636,604	—

Fore Convertible Master Fund, Ltd.	$13,000,000	13.00%	689,655	—

Fore ERISA Fund, Ltd.	$2,000,000	2.00%	106,100	—

Fore Multi Strategy Master Fund, Ltd.	$2,000,000	2.00%	106,100	—

Grace Convertible Arbitrage Fund, Ltd.	$3,850,000	3.85%	204,244	—

Guggenheim Portfolio Company VIII (Cayman), Ltd. (3)	$1,000,000	1.00%	53,050	—

Highbridge International LLC	$5,000,000	5.00%	265,251	—

Institutional Benchmark Series (Master Feeder) Limited in Respect of Electra Series c/o Quattro Fund	$175,000	*	9,283	—

Lyxor/Convertible Arbitrage Fund Limited	$442,000	*	23,448	—

Lyxor/Quest Fund Ltd.	$700,000	*	37,135	—

Man Mac I, Ltd.	$5,000,000	5.00%	265,521	—

McMahan Securities Co., L.P. (3)	$500,000	*	26,525	—

Mohican VCA Master Fund, Ltd.	$2,000,000	2.00%	106,100	—

Piper Jaffray & Co. (3)	$4,000,000	4.00%	212,201	—

Polygon Global Opportunities Master Fund	$7,000,000	7.00%	371,352	—

Quattro Fund, Ltd.	$3,150,000	3.15%	167,108	—

Quattro Multistrategy Masterfund, LP	$175,000	*	9,283	—

Quest Global Convertible Master Fund Ltd.	$350,000	*	18,567	—

Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio	$2,500,000	2.50%	132,625	—

Shepherd Investments International, Ltd. (4)	$4,000,000	4.00%	212,201	—

Singlehedge U.S. Convertible Arbitrage Fund	$561,000	*	29,761	—

Stark International (4)	$1,000,000	1.00%	53,050	—

Sturgeon Limited	$1,113,000	1.11%	59,045	—

UBS Securities LLC(3)	$7,650,000	7.65%	405,855	—

Wolverine Convertible Arbitrage Fund Limited	$1,500,000	1.50%	124,403	44,828

Xavex Convertible Arbitrage 10 Fund	$200,000	*	10,610	—

*	Less than 1%
(1)	Includes shares of common stock issuable upon conversion of the Notes.

(2)	Assumes a conversion rate of 53.0504 shares per $1,000 principal amount of Notes and a cash payment in lieu of any fractional interest.
(3)	This selling securityholder is a broker dealer and is, therefore, deemed an underwriter by the Securities and Exchange Commission.
(4)	This selling securityholder is an affiliate of a broker dealer and purchased the Notes in the ordinary course of business. At the time this selling securityholder purchased the Notes, it had no agreements or understandings, directly or indirectly, with any person to distribute the Notes or the shares of common stock issuable upon conversion of the Notes.

None of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.

We prepared this table based on the information supplied to us by the selling securityholders named in the table, and we have not sought to verify such information. Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary. Information about other selling securityholders not listed above will be set forth by supplements to this prospectus, if required. In addition, the conversion rate, and therefore, the number of shares of common stock issuable upon conversion of the Notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of Notes and the number of shares of common stock into which the Notes are convertible may increase or decrease.

PLAN OF DISTRIBUTION

We will not receive any of the proceeds of the sale of the Notes and the shares of common stock issuable upon conversion of the Notes offered by this prospectus. The aggregate proceeds to the selling securityholders from the sale of the Notes or common stock issuable upon conversion of the Notes will be the purchase price of the Notes or common stock issuable upon conversion of the Notes less any discounts and commissions. A selling securityholder reserves the right to accept and, together with its agents, to reject, any proposed purchase of Notes or common stock to be made directly or through agents.

The Notes and the common stock issuable upon conversion of the Notes may be sold from time to time to purchasers:

•	directly by the selling securityholders and their successors, which includes their transferees, pledges or donees or their successors; or

•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the Notes and the common stock issuable upon conversion of the Notes. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

The selling securityholders and any underwriters, broker-dealers or agents who participate in the distribution of the Notes and the common stock issuable upon conversion of the Notes may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any profits on the sale of the Notes and the common stock issuable upon the conversion of the Notes by selling securityholders and any discounts, commission or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and “underwriters” within the meaning of the Securities Act will be subject to prospectus delivery requirements of the Securities Act. If the selling securityholders were deemed to be underwriters, the selling securityholders may be subject to certain statutory liabilities of the Securities Act and the Exchange Act. If the Notes and the common stock issuable upon conversion of the Notes are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.

The Notes and the common stock issuable upon conversion of the Notes may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which the Notes and common stock issuable upon conversion of the Notes may be listed or quoted at the time of the sale;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•	through the writing and exercise of options, whether such options are listed on an options exchange or otherwise; or

•	through the settlement of short sales.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with the sale of Notes and the common stock issuable upon conversion of the Notes or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or other financial institutions may in turn engage in short sales of Notes or the common stock issuable upon conversion of the Notes in the course of hedging their positions. The selling securityholders may also sell the Notes and common stock issuable upon conversion of the Notes short and deliver Notes and the common stock issuable upon conversion of the Notes to close out short positions, or loan or pledge Notes or the common stock issuable upon conversion of the Notes to broker-dealers that in turn may sell the Notes and the common stock issuable upon conversion of the Notes.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the Notes and the common stock issuable upon conversion of the Notes by the selling securityholders.

Our common stock trades on the Nasdaq National Market under the symbol “TZIX.” We do not intend to apply for listing of the Notes on any securities exchange or for inclusion of the Notes in any automated quotation system. Accordingly, no assurances can be given as to the development of liquidity or any trading market for the Notes.

There can be no assurance that any selling securityholder will sell any or all of the Notes or the common stock issuable upon conversion of the Notes pursuant to this prospectus. Further, we cannot assure you that any such selling securityholder will not transfer, devise or gift the Notes and the common stock issuable upon conversion of the Notes by other means not described in this prospectus. In addition, any Note or common stock issuable upon conversion of the Notes covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The Notes and the common stock issuable upon conversion of the Notes may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the Notes and common stock issuable upon conversion of the Notes may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The selling securityholders and any other person participating in the sale of Notes or the common stock issuable upon conversion of the Notes will be subject to the Exchange Act. The Exchange Act rules include, without limitation Regulation M, which may limit the timing of purchases and sales of any of the Notes and the common stock issuable upon conversion of the Notes by the selling securityholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the Notes and the common stock issuable upon conversion of the Notes and the ability of any person or entity to engage in market-making activities with respect to the Notes and the common stock issuable upon conversion of the Notes.

We have agreed to indemnify the selling securityholders against certain liabilities under the Securities Act relating to information contained in this prospectus or any documents incorporated herein by reference.

We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the Notes and common stock issuable upon conversion of the Notes to the public, other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Stradling Yocca Carlson & Rauth, a Professional Corporation, Newport Beach, California.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2005, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

INCORPORATION BY REFERENCE

We disclose important information to you by referring you to documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below into this prospectus, and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until we close this offering. We hereby incorporate by reference the following documents:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC on February 17, 2006, as amended on Form 10-K/A, filed with the SEC on March 15, 2006;

•	our Current Reports on Form 8-K, filed with the SEC on January 25, 2006, January 31, 2006, February 9, 2006, February 17, 2006 and March 10, 2006; and

•	the description of our capital stock contained in our registration statement on Form 8-A filed with the SEC on October 1, 1999, including any amendment or report filed for the purpose of updating such description.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded does not, except as so modified or superseded, constitute a part of this prospectus.

You may request a copy of these filings, at no cost, by writing us at the following address:

The TriZetto Group, Inc.

567 San Nicolas Drive, Suite 360

Newport Beach, California 92660

Attention: Investor Relations

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement on Form S-3, including amendments thereto, relating to the Notes and common stock issuable upon conversion of the Notes offered by this prospectus, with the SEC. This prospectus, which constitutes a part of this Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules which are part of this Registration Statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to us, the Notes and the shares of common stock issuable upon conversion of the Notes offered hereby, reference is made to such Registration Statement, exhibits and schedules.

We also file annual, quarterly and current reports and other information with the SEC. You may read and copy any materials that we file with the SEC at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. All reports filed by us with the SEC are also available free of charge via EDGAR through the SEC website at http://www.sec.gov. In addition, we provide copies of our Forms 8-K, 10-K, 10-Q, Proxy and Annual Report at no charge to investors upon request and make electronic copies of our most recently filed reports available through our website at www.trizetto.com as soon as reasonably practicable after filing such material with the SEC.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth all costs and expenses payable by us in connection with the sale of the securities being registered hereunder. All of the amounts shown are estimates except for the SEC registration fee.

To be paid by TriZetto
SEC registration fee	$10,700.00
Legal fees and expenses	$220,000.00
Accounting fees and expenses	$294,000.00
Trustee’s fees and expenses	$31,000.00

Total	$555,700.00

Item 15. Indemnification of Directors and Officers

Our Bylaws provide that we shall indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”). We believe that indemnification under our Bylaws covers at least negligence and gross negligence by indemnified parties, and permits us to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification. We maintain liability insurance for our officers and directors.

In addition, our Certificate of Incorporation provides that, pursuant to the DGCL, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty to us and our stockholders. This provision in the Certificate of Incorporation does not eliminate the directors’ fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under the DGCL. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under the DGCL. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

We have entered into separate indemnification agreements with our directors and officers. These agreements require us, among other things, to indemnify them against liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from actions not taken in good faith or in a manner the indemnitee believed to be opposed to our best interests), and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits

Exhibit	Description
3.1.1	Form of Amended and Restated Certificate of Incorporation of The TriZetto Group, Inc., as filed with the Delaware Secretary of State effective as of October 14, 1999 (Incorporated by reference to Exhibit 3.2 of TriZetto’s Registration Statement on Form S-1/A, as filed with the SEC on September 14, 1999, File No. 333-84533).

3.1.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of The TriZetto Group, Inc., dated October 3, 2000 (Incorporated by reference to Exhibit 3.1 of TriZetto’s Form 10-Q as filed with the SEC on November 14, 2000, File No. 000-27501).

3.2	Amended and Restated Bylaws of TriZetto effective as of October 7, 1999 (Incorporated by reference to Exhibit 3.4 of TriZetto’s Registration Statement on Form S-1/A, as filed with the SEC on August 18, 1999, File No. 333-84533).

4.1.1	Rights Agreement, dated October 2, 2000, by and between TriZetto and U.S. Stock Transfer Corporation (Incorporated by reference to Exhibit 2.1 of TriZetto’s Form 8-A12G as filed with the SEC on October 19, 2000, File No. 000-27501).

4.1.2	First Amendment to Rights Agreement, dated December 21, 2004, by and between the Company and U.S. Stock Transfer Corporation, as Rights Agent (Incorporated by reference to Exhibit 2 of TriZetto’s Form 8-A12G/A as filed with the SEC on December 21, 2004, File No. 000-27501).

4.2	Indenture, dated October 5, 2005, by and between The TriZetto Group, Inc. and Wells Fargo Bank, National Association, as trustee (Incorporated by reference to Exhibit 4.3 of TriZetto’s Quarterly Report on Form 10-Q, as filed with the SEC on November 7, 2005).

4.3	Registration Rights Agreement, dated as of September 30, 2005 by and between The TriZetto Group, Inc. and UBS Securities, LLC, Banc of America Securities, LLC and William Blair & Company, L.L.C, as the Initial Purchasers (Incorporated by reference to Exhibit 4.2 of TriZetto’s Quarterly Report on Form 10-Q, as filed with the SEC on November 7, 2005).

4.4	Form of Global 2.75% Convertible Senior Note due 2025 (Incorporated by reference to Exhibit 4.4 of TriZetto’s Quarterly Report on Form 10-Q, as filed with the SEC on November 7, 2005).

5.1	Opinion of Stradling Yocca Carlson & Rauth.*

12.1	Computation of Ratios of Earnings to Fixed Charges.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Stradling Yocca Carlson & Rauth (see Exhibit 5.1).*

24.1	Power of Attorney.*

25.1	Statement of Eligibility and Qualification of the Trustee under the Trust Indenture Act of 1939, as amended, on Form T-1.*

*	Previously filed.

Item 17. Undertakings

(a) The TriZetto Group, Inc. hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

Provided however, That:

Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B (230.430B of this chapter):

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The TriZetto Group, Inc. hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of TriZetto’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on the 23 day of March, 2006.

THE TRIZETTO GROUP, INC.

By:	/s/ Jeffrey H. Margolis
Jeffrey H. Margolis
President and Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

Signature	Title	Date

/s/ Jeffrey H. Margolis Jeffrey H. Margolis	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	March 23, 2006

/s/ James C. Malone James C. Malone	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 23, 2006

/s/ Lois A. Evans* Lois A. Evans	Director	March 23, 2006

/s/ Thomas B. Johnson* Thomas B. Johnson	Director	March 23, 2006

/s/ L. William Krause* L. William Krause	Director	March 23, 2006

/s/ Paul F. Lefort* Paul F. Lefort	Director	March 23, 2006

/s/ Donald J. Lothrop* Donald J. Lothrop	Director	March 23, 2006

Jerry P. Widman	Director

*By:	/s/ James C. Malone
James C. Malone
as Attorney-In-Fact